UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934 (Amendment No.                      )

Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
AMERICAN SKIING COMPANY
(Name of Registrant As Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required
☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$157,000,000
(5)	Total fee paid:
$4,819.90
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

PRELIMINARY INFORMATION STATEMENT

[                 ], 2007

To Our Stockholders:

We are furnishing this Information Statement to the holders of the common stock, the Class A common stock, the Series B preferred stock, the Series C-1 preferred stock and the Series C-2 preferred stock of American Skiing Company, a Delaware corporation, in connection with stockholder approval of (i) the sale of certain assets and related ownership interests that constitute the alpine ski and snowboard resort known as the Killington and Pico ski areas in Killington, Vermont to SP Land Company, LLC pursuant to a Purchase Agreement dated as of February 16, 2007 and (ii) the sale of its ownership interests in the Mount Snow and Attitash ski areas to Peak Resorts, Inc. pursuant to a Purchase Agreement dated as of February 16, 2007. Copies of the purchase agreements were included with our Form 8-K filed with the Securities and Exchange Commission on [        ], 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain copies of the Purchase Agreements.

After careful consideration, the Board of Directors has determined that (i) the sale of the Killington and Pico ski areas to SP Land Company, LLC for cash consideration of $83.5 million, subject to certain adjustments, and the assumption of approximately $5 million of indebtedness and other liabilities relating to Killington and (ii) the sale of the Mount Snow and Attitash ski areas to Peak Resorts, Inc. for cash consideration of $73.5 million, subject to certain adjustments, and the assumption of approximately $2 million of indebtedness and other liabilities relating to Mount Snow/Attitash, are in the best interests of the Company and our stockholders. On February 14, 2007, the Board of Directors approved these transactions.

After giving effect to the previously announced sale of the Steamboat ski area to Wintergames Holdings SARL and an affiliate of Intrawest ULC for approximately $265 million, subject to certain adjustments, these sales may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders. The holders of our Series C-1 preferred stock, the shares of which represent approximately 65.8% of the voting power of our outstanding capital stock, have executed written consents in favor of the actions described above and have delivered them to the Company. These written consents are the only stockholder approvals required to be obtained pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws.

The Company anticipates that the sales of both (i) the Killington and Pico ski areas and (ii) the Mount Snow and Attitash ski areas will become effective as soon as practicable after satisfaction of each of the conditions to closing set forth in the respective purchase agreements, but in any event no earlier than twenty (20) days after the mailing of this Information Statement. See “THE KILLINGTON/PICO SALE—MATERIAL TERMS OF THE KILLINGTON PURCHASE AGREEMENT—Conditions to Closing” for more information about other conditions to the closing of the sale of the Killington and Pico ski areas. See “THE MOUNT SNOW/ATTITASH SALE—MATERIAL TERMS OF THE MOUNT SNOW/ATTITASH PURCHASE AGREEMENT—Conditions to Closing” for more information about other conditions to the closing of the sale of the Mount Snow and Attitash ski areas.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
NOT TO SEND US A PROXY.

Because the written consents of the stockholders entitled to cast a majority of the votes required to approve the sales described above pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws have already been received by the Company, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the sales of the Killington and Pico and the Mount Snow and Attitash ski areas. Please read the accompanying Information Statement carefully. Copies of the purchase agreements were included with our Form 8-K filed with the Securities and Exchange Commission on [     ], 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain copies of the purchase agreements.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or Amended and Restated Bylaws. Please note that only stockholders of record at the close of business on February 15, 2007, the record date for the sale of the Mount Snow and Attitash ski areas, and February 16, 2007, the record date for the sale of the Killington and Pico ski areas, will be entitled to receive the Information Statement.

We appreciate your interest in American Skiing Company.

Sincerely,
/s/ WILLIAM J. FAIR
William J. Fair
President and Chief Executive Officer

This Information Statement is first being mailed to stockholders on or about [             ], 2007. This Information Statement is furnished for informational purposes only.

AMERICAN SKIING COMPANY
P.O. BOX 4552
PARK CITY, UT 84060

Notice Of Stockholder Action By Written Consent

[                   ], 2007

NOTICE IS HEREBY GIVEN that the actions to be effective at least twenty (20) days after the mailing of this Information Statement are as follows:

1.                 Sale to SP Land Company, LLC by us of certain assets and related ownership interests that constitute the Killington and Pico ski areas in exchange for cash consideration of $83.5 million, subject to certain adjustments, and the assumption of approximately $5 million of indebtedness and other liabilities relating to Killington; and

2.                 Sale to Peak Resorts, Inc. by us of our ownership interests in the Mount Snow and Attitash ski areas in exchange for cash consideration of $73.5 million, subject to certain adjustments, and the assumption of approximately $2 million of indebtedness and other liabilities relating to Mount Snow/Attitash.

After giving effect to the previously announced sale of the Steamboat ski area to Wintergames Holdings SARL and an affiliate of Intrawest ULC for approximately $265 million, subject to certain adjustments, these sales may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders.

This Information Statement is furnished by American Skiing Company, a Delaware corporation, in accordance with the requirements of Regulation 14C promulgated under the Securities Exchange Act of 1934 and in connection with certain actions approved by written consents, dated February 15, 2007 and February 16, 2007, of the stockholders of American Skiing Company entitled to cast a majority of the votes required to approve the sales described above pursuant to the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, the actions will be effective no earlier than twenty (20) days after the mailing of this Information Statement.

Stockholders of record at the close of business on February 15, 2007 and February 16, 2007, are entitled to notice of the actions approved by written consents dated February 15, 2007 and February 16, 2007 by the holders of the Company’s Series C-1 convertible participating preferred stock, the shares of which represent approximately 65.8% of the voting power of the Company’s outstanding capital stock. As of the record dates, there were issued and outstanding 16,977,653 shares of common stock, par value $0.01 per share, which shares are entitled to one vote per share; 14,760,530 shares of Class A common stock, par value $0.01 per share, which shares are entitled to one vote per share and 40,000 shares of Series C-1 convertible participating preferred stock which shares are entitled to approximately 1,526 votes per share. In addition, there were issued and outstanding 150,000 shares of Series B convertible participating preferred stock and 139,453 shares of Series C-2 preferred stock, none of which are entitled to vote on the matters described herein.

In order to approve the proposed transactions, the affirmative vote of a majority of all outstanding shares of our capital stock entitled to vote, voting as a single class, is required. Because the holders of our Series C-1 preferred stock, the shares of which represent 65.8% of the votes entitled to be cast, have voted in favor of the actions described above by written consents dated February 15, 2007 and February 16, 2007, and since they have sufficient voting power to approve such proposals through their ownership of the Series C-1 preferred stock, no other consents will be solicited in connection with this Information Statement. This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this document constitute “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Portions of this Information Statement and other materials filed with the Securities and Exchange Commission (the “SEC”) contain statements that are forward-looking, such as statements relating to (i) the pending sale of the Killington and Pico ski areas, (ii) the pending sale of the Mount Snow and Attitash ski areas, (iii) the pending sale of the Steamboat ski area and (iv) the use of a portion of the proceeds we expect to receive from these sales to reduce our outstanding indebtedness. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others:

•       after the sales of the Steamboat ski area, the Killington and Pico ski areas and the Mount Snow and Attitash ski areas, our asset base and our ability to generate cash flows to operate and invest in our businesses will be significantly reduced;

•       while we have binding agreements for the sales of the Steamboat ski area, the Killington and Pico ski areas and the Mount Snow and Attitash ski areas, these agreements are subject to certain closing conditions that if not satisfied may keep such transactions from being consummated;

•       our business currently is substantially leveraged and will continue to be substantially leveraged, if we do not consummate the sales of the Steamboat ski area, the Killington and Pico ski areas and the Mount Snow and Attitash ski areas or are unable to use the net proceeds we expect to receive from such sales to reduce our outstanding indebtedness;

•       we believe it is unlikely that we will be able to redeem in full the Series C preferred stock pursuant to its terms;

•       our business is highly seasonal and unfavorable weather conditions can adversely affect our business;

•       we operate in a highly competitive industry which makes maintaining our customer base difficult;

•       our business requires significant capital expenditures, but these expenditures do not guarantee improved results; and

•       other risk factors referred to in this Information Statement under the heading “RISK FACTORS.”

We caution the reader that this list is not exhaustive. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this document are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act. For a description of additional risks and uncertainties relating to our business and operations, see “Forward-Looking Statements” in our most recent annual report on Form 10-K and quarterly report on Form 10-Q. Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We do not have a duty to update any of the forward-looking statements to reflect subsequent events or circumstances.

ii

SUMMARY TERM SHEET

This summary contains selected information from this Information Statement and may not contain all of the information that is important to you regarding the transactions contemplated by (i) the sale of certain assets and related ownership interests that constitute the alpine ski and snowboard resort known as the Killington and Pico ski areas in Killington, Vermont (“Killington”, the sale of which is referred to as the “Killington/Pico Sale”) and (ii) the sale of the ownership interests in the Mount Snow and Attitash ski areas (“Mount Snow/Attitash,” the sale of which is referred to as the “Mount Snow/Attitash Sale”). After giving effect to the previously announced sale of the Steamboat ski area (“Steamboat”) to Wintergames Holdings SARL and an affiliate of Intrawest ULC (together, “Wintergames”) for approximately $265 million, subject to certain adjustments (the “Steamboat Sale”), the Killington/Pico Sale and the Mount Snow/Attitash Sale may be deemed to constitute a sale of substantially all of the assets of American Skiing Company (“American Skiing,” “ASC,” the “Company,” “we,” “our,” “us”) under Delaware law, which would require the approval of our stockholders.

To understand fully the Killington/Pico Sale and the Mount Snow/Attitash Sale (which we refer to collectively as the “Proposed Transactions”), you should read this Information Statement completely. The Purchase Agreement, dated as of February 16, 2007, between us and SP Land Company, LLC (“Buyer”) relating to the Killington/Pico Sale (the “Killington Purchase Agreement”) constitutes the legal document that governs the Killington/Pico Sale. For a more complete description of the terms of the Killington Purchase Agreement and the details of the transaction with Buyer, please see “THE KILLINGTON/PICO SALE—MATERIAL TERMS OF THE KILLINGTON PURCHASE AGREEMENT” in this Information Statement and the Killington Purchase Agreement itself, which is included with our Form 8-K filed with the SEC on [      ], 2007. The Purchase Agreement, dated as of February 16, 2007, between us and Peak Resorts, Inc. (“Peak”) relating to the Mount Snow/Attitash Sale (the “Mount Snow/Attitash Purchase Agreement” and, together with the Killington Purchase Agreement, the “Purchase Agreements”) constitutes the legal document that governs the Mount Snow/Attitash Sale. For a more complete description of the terms of the Mount Snow/Attitash Purchase Agreement and the details of the transaction with Peak, please see “THE MOUNT SNOW/ATTITASH SALE—MATERIAL TERMS OF THE MOUNT SNOW/ATTITASH PURCHASE AGREEMENT” in this Information Statement and the Mount Snow/Attitash Purchase Agreement itself, which is included with our Form 8-K filed with the SEC on [      ], 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain copies of the Purchase Agreements.

As of February 15, 2007 and February 16, 2007, the record dates for determining stockholders of the Company entitled to receive a copy of this Information Statement, there were issued and outstanding 16,977,653 shares of common stock, par value $0.01 per share (“Common Stock”), which shares are entitled to one vote per share; 14,760,530 shares of Class A common stock (“Class A Common Stock”), par value $0.01 per share, which shares are entitled to one vote per share; 150,000 shares of Series B convertible participating preferred stock (“Series B Preferred Stock”); 40,000 shares of Series C-1 convertible participating preferred stock (“Series C-1 Preferred Stock”), which shares are entitled to approximately 1,526 votes per share; and 139,453 shares of Series C-2 preferred stock (“Series C-2 Preferred Stock”, and together with Series C-1 Preferred Stock, “Series C Preferred Stock”). The holders of the Series B Preferred Stock and Series C-2 Preferred Stock are not entitled to vote on the Proposed Transactions. The only vote required to be obtained in connection with the Proposed Transactions is that of a majority of all outstanding shares of capital stock entitled to vote. Because the holders of our Series C-1 Preferred Stock, the shares of which represent 65.8% of the votes entitled to be cast, have voted in favor of the Proposed Transactions by written consents dated February 15, 2007 and February 16, 2007, and since they have sufficient voting power to approve such proposals through their ownership of the Series C-1 Preferred Stock, no other consents will be solicited in connection with this Information Statement.

Reasons of ASC to Enter into the Proposed Transactions (Page       )

In reaching its conclusion to approve the Proposed Transactions, our Board of Directors considered a number of business, financial, industry and market factors, including those outlined in the “RISK FACTORS” section of this Information Statement. After considering these factors, the Board of Directors determined that the Proposed Transactions were advisable and in the best interests of the Company and its stockholders and that the Company should proceed with the Proposed Transactions on the terms and conditions set forth in the Purchase Agreements.

Interest of Certain Persons in the Proposed Transactions (Page       )

As a result of a stockholders’ agreement and the terms of our preferred stock, all of the shares of which are held by Oak Hill Capital Partners, L.P., a Delaware limited partnership; Oak Hill Capital Management Partners, L.P., a Delaware limited partnership; Oak Hill Securities Fund, L.P., a Delaware limited partnership; Oak Hill Securities Fund II, L.P., a Delaware limited partnership; Oak Hill Securities Fund Liquidating Trust, a Delaware trust; and OHCP Ski, L.P., a Delaware limited partnership (collectively, the “Majority Stockholders”), the Majority Stockholders have the right to elect or appoint a majority of our Board of Directors and to cast a majority of the votes entitled to be cast by the holders of our capital stock regarding most matters. Certain of the Majority Stockholders also own all of our 11.302% junior subordinated notes due in May 2012 (the “11.302% Junior Subordinated Notes”), which we expect to repay in full with a portion of the proceeds from the Steamboat Sale and the Proposed Transactions. As of January 28, 2007, the principal and accrued interest on the 11.302% Junior Subordinated Notes was $22.3 million in the aggregate. The Majority Stockholders also own all of the outstanding shares of Series C Preferred Stock, which the Company is required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. On July 31, 2007, the Series C Preferred Stock will have an aggregate liquidation preference of approximately $413.9 million. The terms of certain of our outstanding indebtedness prevents us from redeeming the Series C Preferred Stock while such indebtedness is outstanding. Following the application of the proceeds we expect to receive from the Proposed Transactions and the Steamboat Sale, we will have discharged substantially all of this indebtedness. As a result of the foregoing, the Majority Stockholders may have interests different from those of the holders of our Common Stock and Class A Common Stock.

In addition, the consummation of the Steamboat Sale and the Proposed Transactions will entitle certain of the Company’s employees, including members of our senior management, to receive benefits under certain compensation arrangements the Company implemented to more closely align their interests with the long-term interests of the Company and its stockholders. The Proposed Transactions, when combined with the Steamboat Sale, would constitute a “Valuation Event” under our Phantom Equity Plan (“LTIP”). The Company estimates that within 60 days of the consummation of the Proposed Transactions and the Steamboat Sale, a total of approximately $11.2 million would be payable to current employee participants in the LTIP (assuming full vesting of all current awards, net of any prior forfeiture). As a result of these compensation arrangements, these employees may have interests different from the holders of our Common Stock and Class A Common Stock.

Use of Proceeds (Page       )

Upon closing of the Steamboat Sale and the Proposed Transactions, we expect to receive aggregate cash consideration of approximately $422 million, subject to certain adjustments provided for in the Steamboat Purchase Agreement and the Purchase Agreements, and before giving effect to the payment of transaction-related fees and expenses and a reduction in liabilities of approximately $11 million. We plan to use all of the net proceeds we receive to reduce our outstanding indebtedness. If we had consummated the Steamboat Sale and the Proposed Transactions on January 28, 2007 and applied the net proceeds as we currently intend, we would have had approximately $3.8 million of outstanding indebtedness, consisting primarily of capital lease obligations at the remaining resorts, as of such date. If we had consummated the Steamboat Sale and the Proposed Transactions on January 28, 2007, approximately $61.5 million in remaining cash would have been available for general corporate purposes.

Risks Factors (Page       )

If we complete the Proposed Transactions and the Steamboat Sale, we will have a significantly reduced asset base and a significantly reduced cash flow, which may adversely impact our ability to invest in our business. Additional risk factors are described in this Information Statement under the heading “RISK FACTORS.”

Material Terms of the Killington Purchase Agreement (Page       )

On February 16, 2007, American Skiing, Killington, Ltd. (“Killington, Ltd.”), Pico Ski Area Management Company (“Pico”) and Buyer entered into the Killington Purchase Agreement pursuant to which we agreed to sell Killington to Buyer in exchange for cash consideration of $83.5 million, subject to certain adjustments, and the assumption of approximately $5 million of indebtedness and other liabilities relating to Killington.

The Killington Purchase Agreement sets forth the various rights and obligations of the Company, Killington, Ltd., Pico and Buyer. The Killington Purchase Agreement also contains various representations and warranties by the Company, Killington, Ltd., Pico and Buyer and other covenants and agreements including, among others, covenants and agreements concerning the conduct of the business of Killington, Ltd. and Pico prior to the consummation of the Killington/Pico Sale; the agreement of American Skiing, Killington, Ltd. and Pico not to induce employees transferred in the Killington/Pico Sale to leave employment with Buyer and not to induce any customer or supplier of Killington, Ltd. or Pico to terminate or modify any such arrangement; the agreement of the Company, Killington, Ltd. and Pico not to solicit other purchasers pending closing; and agreements concerning confidentiality and notification of the other party of certain events. Also, the Killington Purchase Agreement contains certain conditions to closing, including obtaining regulatory approvals, material third party consents and the absence of any material adverse change affecting the operations, assets and liabilities of Killington, subject to certain exceptions.

Regulatory and Stockholder Approvals Required in Connection with the Killington/Pico Sale (Page       )

The Killington/Pico Sale is conditioned on the satisfaction of various regulatory requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Federal Communications Commission (the “FCC”) and the Vermont Public Service Board (the “Vermont Board”). The Purchase Agreement provides that the Killington/Pico Sale may not be completed until the condition to obtain these regulatory requirements has been satisfied or waived. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their respective reviews of the Killington/Pico Sale, we cannot predict whether we will obtain all required regulatory approvals, whether any regulatory approvals will include terms, conditions or restrictions that would be detrimental to Buyer, American Skiing, Killington, Ltd. or Pico, or when such reviews may be completed. The written consent of the Majority Stockholders satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Killington/Pico Sale, and, accordingly, no further stockholder action is required.

Material Terms of the Mount Snow/Attitash Purchase Agreement (Page       )

On February 16, 2007, Mount Snow Ltd. (“MSL”), L.B.O. Holding, Inc. (“LBO”), American Skiing and Peak entered into the Mount Snow/Attitash Purchase Agreement pursuant to which we agreed to sell Mount Snow/Attitash to Peak in exchange for cash consideration of $73.5 million, subject to certain adjustments, and the assumption of approximately $2.0 million of indebtedness and other liabilities relating to Mount Snow/Attitash.

The Mount Snow/Attitash Purchase Agreement sets forth the various rights and obligations of the Company, MSL, LBO and Peak. The Mount Snow/Attitash Purchase Agreement also contains various representations and warranties by the Company, MSL, LBO and Peak and other agreements including, among others, agreements concerning the conduct of the business of MSL and LBO prior to the consummation of the Mount Snow/Attitash Sale; the agreement of American Skiing and its affiliates not to solicit any individual that is employed at such time by MSL, LBO or any of their subsidiaries for 12 months following the closing; the agreement of the Company, MSL and LBO not to solicit other purchasers pending closing; and agreements concerning confidentiality. Also, the Mount Snow/Attitash Purchase Agreement contains certain conditions to closing, including obtaining regulatory approvals and the absence of any material adverse change affecting the operations, assets and liabilities of Mount Snow/Attitash, subject to certain exceptions.

Regulatory and Stockholder Approvals Required in Connection with the Mount Snow/Attitash Sale (Page       )

The Mount Snow/Attitash Sale is conditioned on the satisfaction of various regulatory requirements of the HSR Act, the FCC and the United States Department of Agriculture—Forest Service (the “Forest Service”). The Mount Snow/Attitash Purchase Agreement provides that the Mount Snow/Attitash Sale may not be completed until the condition to obtain these regulatory requirements has been satisfied or waived. Although we do not expect any regulatory authority to raise any significant concerns in connection with its review of the Mount Snow/Attitash Sale, we cannot predict whether we will obtain all required regulatory approvals, whether any regulatory approvals will include terms, conditions or restrictions that would be detrimental to Peak, American Skiing, MSL or LBO, or when such reviews may be completed. The written consent of the Majority Stockholders satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Mount Snow/Attitash Sale, and, accordingly, no further stockholder action is required.

Pro Forma Financial Information (Page       )

The unaudited condensed consolidated pro forma balance sheet gives effect to the Killington/Pico Sale, the Mount Snow/Attitash Sale and the Steamboat Sale as if such transactions had occurred on October 29, 2006; and the unaudited condensed consolidated pro forma statements of operations of the Company for the thirteen weeks ended October 29, 2006, the thirteen weeks ended October 30, 2005 and the year ended July 30, 2006 give effect to the Killington/Pico Sale, the Mount Snow/Attitash Sale and the Steamboat Sale as if such transactions had occurred on August 1, 2005.

Certain U.S. Federal Income Tax Consequences (Page       )

As described in “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES” in this Information Statement and subject to the limitations and qualifications therein, the Company will recognize gain or loss from the Proposed Transactions and the Steamboat Sale equal to the difference between the amount the Company realizes from such sales and the aggregate adjusted tax basis of the Company in the assets sold.

BUSINESS OF AMERICAN SKIING COMPANY

American Skiing Company was incorporated in Delaware in 1997 and is organized as a holding company, operating through various wholly owned subsidiaries. We are one of the largest operators of alpine ski and snowboard resorts in the United States. We own and operate a range of hospitality-related businesses, including skier development programs, hotels, golf courses, restaurants and retail locations. We also market and operate ski-in/ski-out alpine villages, townhouses, condominiums and quarter and eighth share ownership hotels. We report our results of operations in two business segments, resort operations and real estate operations.

Our resort business is generated primarily from our ownership and operation of seven ski resorts, including the resorts being sold in the Proposed Transactions and the Steamboat Sale. During the 2005-06 ski season, our resorts generated approximately 3.7 million skier visits, representing approximately 6.3% of total skier visits in the United States. Our resort revenues are generated from a wide variety of sources and include lift ticket sales, food and beverage sales, retail sales including ski rentals and repairs, skier development, lodging and property management, golf and other summer activities and miscellaneous other sources. We have historically conducted our resort operations through a series of wholly owned subsidiaries which operate the following ski resorts: Sugarloaf/USA and Sunday River in Maine, Attitash in New Hampshire, Killington, Pico and Mount Snow in Vermont, The Canyons in Utah, and Steamboat in Colorado.

We also own considerable developable real estate properties (both in acreage and value), which we offer for sale from time to time. In addition to our revenue producing properties, we own a significant amount of non-operating assets, the majority of which are comprised of land available for development or sale. While we do not engage in real estate development as a core business focus, from time to time we elect to sell such properties in order to generate cash for use in debt repayment, to finance capital spending projects at the resort level and to facilitate further development of bed base at our resorts. We also develop certain real estate projects ourselves when they require a relatively small capital outlay in relation to the projected return from sales. The continued development of commercial and residential real estate at or adjacent to our resorts helps us to drive increased revenues, skier visits, and summer guests to the mountain resorts. In addition to developable real estate, we also operate and manage multiple on-mountain lodging. We have historically conducted our real estate development operations through our wholly owned subsidiary, American Skiing Company Resort Properties and its subsidiaries, including Grand Summit and The Canyons Resort Properties, Inc.

Following the closing of the Proposed Transactions and the Steamboat Sale, American Skiing will retain its other resorts:  The Canyons, Sunday River and Sugarloaf/USA.

American Skiing is located at 136 Heber Avenue, #303, P.O. Box 4552, Park City, Utah 84060, Telephone: (435) 615-0340.

Steamboat Sale

On December 18, 2006, American Skiing and its subsidiary Steamboat Ski & Resort Corporation (“Steamboat Corporation”) entered into a purchase agreement (the “Steamboat Purchase Agreement”) pursuant to which the Company has agreed to sell its stock in Steamboat Corporation (the owner and operator of the Steamboat ski resort) to Wintergames. The purchase price is $265 million (including the assumption of approximately $4 million in debt), payable in cash and subject to customary adjustments, including certain working capital and earnings adjustments. The transaction is subject to the satisfaction or waiver of customary closing conditions, including the expiration or termination of all applicable waiting periods under the HSR Act and obtaining the consent of the Forest Service, which owns the land on which a significant portion of Steamboat’s operations are based. The waiting period under the HSR Act was terminated on January 23, 2007. We expect to receive cash consideration of approximately $265.0 million, subject to certain adjustments and the payment of fees and expenses. We plan to use all of the net proceeds we receive to repay substantially all of our outstanding senior debt and revolver balances under our senior credit facility, which aggregated approximately $195.1 million as of January 28, 2007. In addition, we anticipate using a portion of the net proceeds to repay certain other outstanding indebtedness, including all of our outstanding 11.302% Junior Subordinated Notes and a portion of our outstanding junior subordinated notes due in 2012 (the “New Junior Subordinated Notes”).

The Steamboat Purchase Agreement contains customary covenants and agreements of the parties, including with respect to the operation of Steamboat’s business in the ordinary course between signing and closing, public disclosure, employee matters, non-solicitation of employees and similar matters. The Steamboat Purchase Agreement also contains covenants with respect to the continuation of existing programs providing for the reciprocal use of the Company’s other resorts and real estate as well as other transitional services. In addition, in connection with the sale, the Company will sell certain Steamboat-related assets of its subsidiary Grand Summit Resort Properties, Inc. to Steamboat Corporation.

The Steamboat Purchase Agreement may be terminated by mutual agreement of the parties or by either party upon a breach that remains uncured for 30 days after notice of the breach or if the transaction is not consummated by March 31, 2007. The Company expects the transaction to close on or before March 31, 2007. The Steamboat Sale has been approved by our Board of Directors but is not subject to a stockholder vote under applicable Delaware law. Therefore, there will be no stockholder action with respect to the Steamboat Sale. We have filed a copy of the Steamboat Purchase Agreement as an exhibit to our Current Report on Form 8-K dated [                     ], 2007. Copies are available from the SEC or from our website on the Internet at http://www.peaks.com. See “WHERE TO OBTAIN MORE INFORMATION” in this Information Statement.

THE PROPOSED TRANSACTIONS

BACKGROUND

During the spring of 2006, the Company’s management undertook a review of the Company’s long-term prospects to maximize value for the Company’s stockholders. As part of its review, the Company’s management considered the Company’s current condition and future prospects, including its financial condition, results of operations, anticipated capital expenditures and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock, all of the shares of which are owned by the Majority Stockholders and which are required to be redeemed on July 31, 2007 to the extent that the Company has legally available funds.

At a meeting of the Company’s Board of Directors on June 13, 2006, at which senior management of the Company and representatives of the Company’s legal advisor, Shearman & Sterling LLP, were present, the Company’s senior management presented to the directors a wide range of strategic alternatives for the Company, including maintaining the status quo, a recapitalization of the Company and a sale of the Company or individual resort assets. This presentation included an overview of the Company’s financial condition, results of operations, anticipated capital expenditures, future prospects and capital structure, including the Company’s outstanding indebtedness and the terms of the Series C Preferred Stock. The directors also were presented with information concerning the market conditions for transactions involving resort assets, the prices paid for similar resort assets in recently completed transactions, the availability of financing for transactions involving resort assets and the valuations placed on a number of the Company’s resort assets in solicited and unsolicited expressions of interest received by the Company. In addition, the directors considered the strong performance of Steamboat during the recently completed ski season and its valuation in a potential sale transaction. They concluded that it was a favorable time to explore the sale of resort assets. The directors also considered the fact that senior management’s analysis of the strategic alternatives for the Company indicated that selling individual resorts was likely to generate the greatest value to stockholders and that the sale of Steamboat alone would be expected to generate sufficient proceeds to significantly reduce the Company’s outstanding indebtedness.

Based upon the foregoing and other matters considered by the directors, the directors authorized the Company to retain Bear Stearns and Main Street Advisors to advise the Company with respect to a potential sale of Steamboat. Paul Wachter, a director of the Company and a principal with Main Street Advisors, recused himself from the discussions and the vote with respect to the retention of his firm and it was agreed that he would recuse himself from any vote relating to the sale of Steamboat.

On July 26, 2006, at a meeting of the Company’s Board of Directors at which senior management and representatives of Shearman & Sterling were present, senior management presented to the directors the terms of a proposal from Buyer to acquire Killington from the Company. The directors and senior management discussed the terms of Buyer’s proposal, the purchase price Buyer proposed to pay and Buyer’s familiarity with Killington as a result of Buyer’s real estate development interests in the vicinity of Killington, including its ownership of key developmental property at the Killington resort and property that Killington leases for use as a parking lot and a golf clubhouse. The directors determined that Buyer’s existing business interests related to Killington put it in a unique position to offer the Company the most value for Killington and that approaching third parties was unlikely to result in a superior offer for Killington. As a result of the foregoing, the directors instructed senior management to continue discussions with Buyer regarding the sale of Killington. The Board of Directors also discussed the valuation reflected by Buyer’s proposal in comparison to valuations for Killington expressed in discussions between management and certain key strategic buyers in the industry.

In August 2006, based on previous interactions with Peak in which Peak indicated interest in Attitash, senior management of the Company approached Peak and indicated to Peak that the Board of Directors might be interested in pursuing the sale of the Company’s eastern resorts upon a successful Steamboat sale process. On September 1, 2006, senior management of the Company continued discussions with Peak executives near their St. Louis headquarters. At this meeting, Peak indicated that they had an interest in acquiring both Mount Snow as well as Attitash. Following the September 1, 2006 meeting, the Company and Peak entered into a confidentiality agreement and Peak began its financial due diligence on Mount Snow/Attitash.

On or prior to October 1, 2006, following preparation and distribution of a confidential information memorandum, Bear Stearns and Main Street Advisors received formal proposals from 12 parties interested in acquiring Steamboat. Of these 12 parties, the seven which presented the most attractive proposals were invited to conduct additional legal and business due diligence and to submit final proposals by December 1, 2006. Between October and December 1, 2006, these seven parties and their legal and financial advisors conducted additional legal and business due diligence and engaged in numerous discussions with Bear Stearns, Main Street Advisors, senior management of the Company and Goodwin Procter LLP, the Company’s legal advisor.

Between August 2006 and November 2006, Buyer and its legal advisor conducted extensive legal and business due diligence regarding Killington. In addition, senior management of the Company had numerous discussions with Buyer regarding its proposed acquisition of Killington.

At a regularly scheduled meeting of the Board of Directors held on November 8, 2006, senior management of the Company provided the directors with an update of the discussions between the Company and Buyer regarding the sale of Killington to Buyer and the legal and business due diligence which had been conducted by Buyer and its legal advisor since August 2006. In addition, senior management of the Company provided the directors with an update of the Steamboat sale process.

Between September 2006 and December 2006, Peak continued to indicate its strong interest in purchasing Mount Snow/Attitash and the Company and Peak continued discussions. During these discussions, Peak indicated that it had sufficient financing in place to complete an acquisition of Mount Snow/Attitash. In December 2006, Peak came to the Company’s headquarters in Park City, Utah and the parties negotiated various business points relating to a possible sale of Mount Snow/Attitash. Also in December 2006, the Company introduced Peak to real estate developers who had shown interest in developments at both Mount Snow and Attitash.

On December 1, 2006, four parties submitted their revised and final proposals to acquire Steamboat. During the first two weeks of December, the Company’s senior management evaluated these revised proposals and engaged in numerous discussions with two of these parties, one of which was Fortress Investment Group, LLC (“Fortress”), an affiliate of Wintergames, and their legal and financial advisors. In December, the Company engaged Duff & Phelps, LLC to provide an opinion to the Board of Directors with respect to the fairness to the Company and its stockholders of the consideration these parties proposed to pay for Steamboat.

On December 15, 2006, at a meeting of the directors at which Bear Stearns, Main Street Advisors, Goodwin Proctor, Shearman & Sterling and the Company’s senior management were present, the directors discussed the proposal by Wintergames to acquire Steamboat for approximately $265 million in cash, subject to certain adjustments, and including the assumption of approximately $4 million of indebtedness, and other terms and conditions set forth in the draft Steamboat Purchase Agreement. In addition, the directors considered the fact that Duff & Phelps was of the opinion that the consideration to be received by the Company in the proposed transaction was fair to the Company from a financial point of view. Based upon the foregoing, the directors approved the form of the Steamboat Purchase Agreement and authorized senior management of the Company and the Executive Committee of the Board of Directors to enter into a definitive agreement for the sale of Steamboat to Wintergames on terms substantially similar to those discussed at the meeting. One of the directors voted not to approve the sale of Steamboat to Wintergames because he believed that retaining the Company’s resorts was in the long-term interest of the Company, its stockholders and employees. However, this director also noted that his reason for voting against the approval of the sale of Steamboat to Wintergames did not arise out of a belief that the terms of the proposed sale were unfair to the Company.

Also on December 15, 2006, the directors received an update from senior management on the status of negotiations with Buyer with respect to the sale of Killington. Senior management outlined the terms of the proposal then under discussion with Buyer, including the proposed purchase price and the amount of capital leases and other financial obligations associated with Killington that Buyer would be expected to assume. Senior management provided the directors with a summary of the material terms of the draft Killington Purchase Agreement and the remaining unresolved issues. The directors, senior management and Shearman & Sterling also discussed the possibility that the sale of Killington, after giving effect to the sale of Steamboat, could be deemed to constitute the sale of substantially all of the assets of the Company under Delaware law and that, as a result, such a sale could require a vote of the Company’s stockholders. It was noted that such a vote could be secured with the written consent of the Majority Stockholders by virtue of their ownership of all of the shares of the Series C-1 Preferred Stock, which, as of that date, represented approximately 65% of the voting power of the Company. The directors instructed senior management to continue its negotiations with Buyer on terms substantially similar to those presented to the directors.

Senior management also presented the Board of Directors with information regarding the offer from Peak to purchase Mount Snow and Attitash at the December 15, 2006 meeting. Senior management explained Peak’s historic interest in Attitash and described the negotiations that had occurred at Park City. Management also related Peak’s indication that it would like to consummate a sale on a relatively expedited basis. The directors discussed the favorable pricing of Peak’s offer and the possibility that Buyer may make a subsequent offer on the eastern resorts following the announcement of the Steamboat Sale, and encouraged management to continue negotiations with Peak.

On December 18, 2006, pursuant to authority granted by the Board of Directors at the December 15, 2006 meeting, the Company entered into the Steamboat Purchase Agreement with Wintergames.

During December 2006, senior management of the Company and Goodwin Proctor had numerous discussions with Buyer and its legal advisor regarding the sale of Killington, including with regard to the assumption of indebtedness and purchase price adjustments, and Buyer and its legal advisor continued to conduct legal and business due diligence regarding Killington.

Following the meetings between the Company and Peak in Park City, Peak sent a letter of intent regarding the purchase of Mount Snow/Attitash to the Company. The Company made revisions to the letter of intent, which Peak accepted, and the parties executed the letter of intent on December 24, 2006. During the first two weeks of January 2007, Peak conducted a due diligence review at Mount Snow and Attitash.

On January 17, 2007, at a meeting of the Board of Directors, senior management of the Company updated the directors on the status of negotiations with Buyer for the sale of Killington. Senior management reported on the purchase price being discussed with Buyer, the indebtedness Buyer was expected to assume and potential adjustments to the purchase price which could be made to account for the operation of the business between signing of a purchase agreement and the consummation of the transaction. The directors then authorized senior management to continue discussions with Buyer regarding the sale of Killington to Buyer. Senior management also updated the directors on the status of the negotiations for the sale of Mount Snow and Attitash to Peak.

On January 17, 2007, the Company presented Peak with a draft purchase agreement which was based on the form of Steamboat Purchase Agreement. On January 20, 2007 Peak responded to the draft purchase agreement with comments. Shortly after a meeting between management of both the Company and Peak at Mount Snow on January 22, 2007, the Company provided a revised purchase agreement to Peak. Peak accepted the Company’s revisions and the Company provided Peak with draft disclosure schedules on February 6, 2007.

From January 18, 2007 through February 16, 2007, senior management of the Company continued their discussions with Buyer and its legal advisor regarding the purchase price Buyer proposed to pay, the indebtedness Buyer would assume in connection with the acquisition of Killington, the adjustments to the purchase price which could be made to account for the operation of the business between signing of a purchase agreement and the consummation of the transaction and other terms and conditions of the Killington/Pico Sale.

On February 14, 2007, at a meeting of the directors at which Shearman & Sterling and the Company’s senior management also were present, the directors discussed the proposal by Buyer to acquire Killington and Pico for approximately $83.5 million in cash, subject to certain adjustments, and the assumption of approximately $5 million of indebtedness and other liabilities, and other terms and conditions set forth in the draft Killington Purchase Agreement. The directors authorized senior management of the Company and the Executive Committee of the Board of Directors to enter into a definitive agreement for the sale of Killington and Pico to Buyer on terms substantially similar to those discussed at the meeting.

The directors also discussed the proposal by Peak to acquire Mount Snow and Attitash for approximately $73.5 million in cash, subject to certain adjustments, and the assumption of approximately $2 million of indebtedness and other liabilities, and other terms and conditions set forth in the draft Mount Snow/Attitash Purchase Agreement. The directors authorized senior management of the Company and the Executive Committee of the Board of Directors to enter into a definitive agreement for the sale of Mount Snow and Attitash to Peak on terms substantially similar to those discussed at the meeting.

On the morning of February 16, 2007, pursuant to authority granted by the Board of Directors at the February 14, 2006 meeting, the Company entered into the Mount Snow/Attitash Purchase Agreement with Peak. Throughout the day, senior management of the Company continued negotiations with Buyer regarding the sale of Killington and Pico to Buyer and that evening, pursuant to authority granted by the Board of Directors at the February 14, 2006 meeting, the Company entered into the Killington Purchase Agreement with Buyer.

REASONS FOR AMERICAN SKIING TO ENTER INTO THE PROPOSED TRANSACTIONS

In reaching its conclusion to approve the Steamboat Sale and the Proposed Transactions, our Board of Directors considered a number of business, financial, industry and market factors, including without limitation the following:

Positive Factors

•       That the Company had commenced a review of strategic alternatives to determine how best to maximize value for all of the Company’s stockholders. Among the alternatives considered were maintaining the status quo, recapitalizing the Company and the sale of the Company or individual resort assets. In connection with this review, the Company and its advisors considered a number of factors, including the Company’s capital structure and its outstanding indebtedness, the tax impact of the available alternatives and the Company’s current position and future prospects, including its financial condition and results of operations, anticipated capital expenditures and competitive position. The Company also considered the terms of the Series C Preferred Stock, including the rate at which the liquidation preference of the Series C Preferred Stock increases pursuant to its terms until it is redeemed, the growth rates the Company would need to achieve to redeem the Series C Preferred Stock pursuant to its terms and the capital expenditures the Company would be required to incur to achieve those growth rates. The Company also considered the market conditions for transactions involving resort assets, the prices paid for similar resort assets in recently completed transactions, the availability of financing for transactions involving resort assets, the valuations placed on a number of the Company’s resort assets and the Company as a whole in solicited and numerous unsolicited acquisition proposals received by the Company, the strong financial performance of Steamboat during the last fiscal year and the fact that the foregoing indicated that it was a favorable time to pursue the sale of certain of the Company’s resort assets. The Board of Directors considered the strategic alternatives available to the Company, including alternative capital structures, and determined that the Company would realize the most value from the sales of individual resort assets and that it was in the best interest of the Company and its stockholders to pursue the sales of Steamboat, Killington and Mount Snow/Attitash.

•       That the Proposed Transactions are expected to provide the Company with proceeds of approximately $157.0 million, subject to certain adjustments provided for in the Purchase Agreements, the payment of fees and expenses incurred in connection with such sales and the reduction in liabilities of approximately $7.0 million. The Company anticipates using the proceeds to substantially reduce indebtedness that remains outstanding after the application of the proceeds from the Steamboat Sale.

•       The Board of Directors’ determination that the final agreements regarding Killington with Buyer and Mount Snow/Attitash with Peak were unique and attractive opportunities for the Company from a financial and timing standpoint, taking into account price, terms, likelihood of consummating the sale, Buyer’s familiarity with Killington, Peak’s previously expressed interest in Attitash and the available strategic alternatives, and that the sales of Killington to Buyer and Mount Snow/Attitash to Peak were in the best interest of the Company and its stockholders.

•       That the non-financial terms of the Purchase Agreements, including the conditions to the parties’ respective obligations to consummate the Proposed Transactions and the Company’s indemnification obligations following the consummation of the Proposed Transactions, are favorable to the Company; however, the parties may fail to satisfy the conditions to their respective obligations to consummate the Proposed Transactions and the Proposed Transactions may be abandoned.

•       That if the Proposed Transactions were not pursued, the Company would be required to incur substantial capital expenditures at Killington in the future to grow significantly its cash flows from operations.

•       That if the Proposed Transactions were not pursued, the Company would be required to incur substantial capital expenditures at Killington in the future to create replacement parking displaced by the real estate development activities of Buyer.

•       That in connection with its review of strategic alternatives, the Company considered that the sales of Steamboat, Killington and Mount Snow/Attitash would be unlikely to result in any significant tax liability to the Company because the Company has net operating loss carryforwards to offset approximately all of the gains the Company might realize in such transactions. However, the Company anticipates being subject to the federal alternative minimum tax and state tax liabilities. Due to a number of uncertainties, the Company cannot estimate the federal and state tax liabilities at this time. As of July 30, 2006, the Company had $289 million in net operating loss carryforwards, a portion of which may be limited in application as a result of recent historical changes in the ownership of our equity securities. On a pro forma basis, the Company expects to recognize net taxable gains of approximately $220 million as a result of the sales of Steamboat, Killington/Pico and Mount Snow/Attitash, subject to further adjustments depending on the exact timing of the closing of each transaction. Following the closing of all three transactions, the Company anticipates having remaining net operating loss carryforwards, based on carryforwards as of the year ended July 30, 2006, of approximately $69 million, a portion of which may be limited in application as a result of historical changes in the ownership of our equity securities.

•       The process by which the Board of Directors evaluated Buyer’s offer for Killington and the view of the Board of Directors that Buyer’s existing business interests related to Killington put it in a unique position to offer the Company the most value for Killington and it was unlikely that a third party would make a superior offer.

•       That if the Proposed Transactions were not pursued, the Company would be required to incur substantial capital expenditures at Mount Snow to permit and develop alternative and additional snowmaking water sources.

•       That Peak’s interest in acquiring Mount Snow and Attitash together offered less risk than selling such resorts separately.

Negative Factors

•       That the Proposed Transactions and the Steamboat Sale together represent a sale of a significant portion of our existing assets and will significantly reduce our ability to generate revenue.

•       That, although the Company intends to reduce its corporate overhead following the sales of Steamboat, Killington and Mount Snow/Attitash, such reduction may take some time and may be insufficient to match the reduction in the Company’s net operating income resulting from the sales of Steamboat, Killington and Mount Snow/Attitash.

•       That we did not solicit indications of interest from other potential buyers of Killington because the Board of Directors and senior management considered it unlikely that a third party would make a superior offer for Killington because of Buyer’s existing business interests related to Killington and Buyer’s existing familiarity with Killington.

•       That we did not solicit indications of interest from other potential buyers of Mount Snow/Attitash because the Board of Directors and senior management considered it unlikely that a third party would make a superior offer for Mount Snow/Attitash because of Peak’s status relative to other real estate developers in the Mount Snow/Attitash areas.

•       That the Purchase Agreements prevent us from soliciting other transactions pursuant to which we could sell Killington or Mount Snow/Attitash.

In view of the wide variety of factors considered, our Board of Directors did not find it practicable to quantify or otherwise assign relative weight to the specific factors considered. Although some of the risks identified above are significant, the Board of Directors believes that the risks associated with the Proposed Transactions are outweighed by the potential benefits. After taking into account all of the factors set forth above, the Board of Directors determined that the Proposed Transactions were advisable and in the best interest of the Company and the Company’s stockholders and that the Company should proceed with the Proposed Transactions on the terms and conditions set forth in the Purchase Agreements.

INTEREST OF CERTAIN PERSONS IN THE PROPOSED TRANSACTIONS

As a result of a stockholders’ agreement and the terms of the preferred stock held by the Majority Stockholders, the Majority Stockholders have the right to elect or appoint a majority of our Board of Directors and control a majority of the voting power of our capital stock. Certain of the Majority Stockholders taken together own all our 11.302% Junior Subordinated Notes, which we expect to repay in full with the proceeds from the Steamboat Sale and the Proposed Transactions. As of January 28, 2007, the principal and accrued interest on the 11.302% Junior Subordinated Notes was $22.3 million. The Majority Stockholders also own all of the outstanding Series C Preferred Stock, the shares of which the Company is required to redeem on July 31, 2007 for cash in the amount of the liquidation preference of such shares, to the extent the Company has funds legally available to do so. As of July 31, 2007, the Series C Preferred Stock will have an aggregate liquidation preference of approximately $413.9 million. If not redeemed, the liquidation preference of any outstanding shares of Series C-1 Preferred Stock will continue to accrete in value at a rate of 12% per annum and the liquidation preference of any outstanding shares of Series C-2 Preferred Stock will continue to accrete in value at a rate of 15% per annum. Although the terms of certain of our outstanding indebtedness prevent us from redeeming the Series C Preferred Stock while such indebtedness is outstanding, following the application of the proceeds we expect to receive in connection with the Proposed Transactions and the Steamboat Sale, we will have repaid substantially all such indebtedness. As a result of the foregoing, the Majority Stockholders may have interests different from those of the holders of our Common Stock and Class A Common Stock.

In addition, certain of the Company’s current and former employees, including members of our senior management, may be entitled to receive benefits under certain long-term compensation arrangements the Company implemented to retain these employees and to more closely align their interests with the long-term interests of the Company and its stockholders. The Proposed Transactions, when combined with the Steamboat Sale, would constitute a “Valuation Event” under our LTIP. The Company estimates that 60 days after the consummation of the Proposed Transactions and the Steamboat Sale, a total of approximately $13.0 million would be payable to participants in the LTIP (assuming full vesting of all current awards, net of any prior forfeiture). Of this amount, $11.2 million would be payable to current employees who are participants. As a result of these compensation arrangements, these employees may have interests different from the holders of our Common Stock and Class A Common Stock.

USE OF PROCEEDS

Upon closing of the Steamboat Sale and the Proposed Transactions, we expect to receive aggregate cash consideration of approximately $422 million, subject to certain adjustments provided for in the Steamboat Purchase Agreement and the Purchase Agreements, and before giving effect to the payment of fees and expenses incurred in connection with such sales and the reduction in liabilities of approximately $11 million. We plan to use all of these net proceeds to repay the outstanding revolver balances under our senior credit facility, the 11.302% Junior Subordinated Notes owned by certain of the Majority Stockholders and certain other indebtedness. If we had consummated the Steamboat Sale and the Proposed Transactions on January 28, 2007 and applied the net proceeds as we currently intend, we would have had approximately $3.8 million of outstanding indebtedness, consisting primarily of capital lease obligations at the remaining resorts, as of such date. If we had consummated the Steamboat Sale and the Proposed Transactions on January 28, 2007, approximately $61.5 million in remaining cash would have been available for general corporate purposes.

RISK FACTORS

In addition to the other information contained in this Information Statement, you should carefully read the following risk factors. If any of the following risks actually occur, our business will be seriously harmed and we may be unable to continue operating as an independent entity or to continue as a going concern.

Risks Related to the Proposed Transactions

If we complete the sales of Killington, Mount Snow/Attitash and Steamboat, we will have significantly reduced the size of our operating business.

Once we complete the Steamboat Sale and the Proposed Transactions, the size of our operating business will be significantly reduced. Although the Company intends to reduce its corporate overhead following the sales of Steamboat, Killington and Mount Snow/Attitash, such a reduction may take some time and may not be proportional to the reduction in the Company’s operating income resulting from these sales. As a result, our operating margins may be reduced and we may have less available capital to invest in our remaining resorts. A failure to invest in capital improvements at our resorts could reduce our ability to attract customers and adversely affect our results of operations or ability to sell our remaining resorts on optimal terms. See “Our business requires significant capital expenditures. These expenditures do not, however, guarantee improved results” below.

We may not be able to obtain necessary third party consents to the transfer of certain assets required for the closing of the Steamboat Sale and the Proposed Transactions.

In addition to the other conditions that must be satisfied prior to closing the Steamboat Sale and the Proposed Transactions, we are obligated to obtain certain third party consents, including consents from the State of Vermont, the Forest Service, the FCC and certain of our landlords, lessors, lenders and debt holders, to the transfer of certain contracts or assets as part of such sales. If we are unable to obtain these consents, the sales may not be consummated. The receipt of these consents depends upon third parties over which we have no control.

The loss of any of our executive officers or key personnel would harm our business.

Our continued success depends to a significant extent upon the performance and continued service of various key management and operational personnel and the announcement of the Steamboat Sale and the Proposed Transactions may increase the risk that we may not retain these personnel. We have entered into long-term incentive and retention arrangements with key management and operating personnel and in conjunction with the announcement of the Proposed Transactions we expect to put retention packages in place for all or substantially all of the employees of American Skiing who were not employees of our subsidiary resorts. Nevertheless, we cannot assure you that they will continue in such roles. The loss of the services of these key personnel could have a material adverse effect on our business and operations.

Risks Related to the Company

Our business currently is substantially leveraged and will continue to be substantially leveraged if we do not consummate the sales of Killington, Mount Snow/Attitash and Steamboat or if we are unable to use the net proceeds we expect to receive from such sales to reduce our outstanding indebtedness.

As of January 28, 2007, we had $337.7 million of total indebtedness outstanding, including $213.1 million of secured indebtedness. While we intend to use a portion of the net proceeds from the Steamboat Sale and the Proposed Transactions to repay substantially all of our outstanding indebtedness, we cannot assure you that the sales of these resorts will be consummated and that we will be able to repay substantially all of our indebtedness as we currently intend. Until such debt is repaid in full, our high level of debt affects our operations in several important ways. For instance, the significant cash requirements to service our debt will continue to reduce funds available for our operations and capital expenditures. A decrease in the availability of funds will continue to make us more vulnerable to adverse general economic and industry conditions. Failure to manage cash resources or an extraordinary demand for cash outside of our normal course of business could leave us with no cash availability.

Although we believe we have sufficient liquidity to fund our operations through fiscal 2007, our ability to satisfy our preferred stock obligations following the sales of Steamboat, Killington and Mount Snow/Attitash will depend on the amount of net proceeds from the sales that remain after we have paid down the indebtedness we intend to pay with such proceeds and our future financial and operating performance. Our future financial and operating performance will be affected by prevailing economic conditions, financial, business, and other factors, including our decreased ability to generate significant earnings because of our substantially reduced resort asset base. Some of these factors are beyond our control. There can be no assurance that the remaining net proceeds from the sales after satisfaction of our outstanding indebtedness, our operating results, cash flows, and capital resources following the sales of Steamboat, Killington and Mount Snow/Attitash will be sufficient for us to operate our business and to redeem our Series C Preferred Stock pursuant to its terms. If our remaining net proceeds from the sales after satisfaction of our outstanding indebtedness, operating results, cash flows, or capital resources prove inadequate, we could be forced to reduce or delay planned expansions and capital expenditures, sell assets, incur new debt or seek additional equity capital. Although we believe that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, these activities cannot be deferred for extended periods without adversely affecting our competitive position and financial performance.

Our financial performance depends, in part, on our ability to maintain and improve the quality of our facilities, products and management resources, and to engage in successful real estate development (either directly or through third parties). To the extent that we are unable to do so with the remaining net proceeds from the sales after satisfaction of our outstanding indebtedness, cash generated from operating activities, or through borrowed funds or additional equity investments, the growth and financial health of our business could be impaired.

We believe it is unlikely that we will be able to redeem all of the shares of our Series C Preferred Stock in accordance with their terms.

The Company is required to redeem the Series C Preferred Stock on July 31, 2007, for cash in the amount of the aggregate liquidation preference of such shares as of such date to the extent the Company has funds legally available to do so. On July 31, 2007, the Series C Preferred Stock will have an aggregate liquidation preference of $413.9 million. If the Company does not redeem all of the shares of Series C Preferred Stock on such date we would be required to redeem any unredeemed shares from time to time as we have funds legally available to do so and the liquidation preference of unredeemed shares of Series C Preferred Stock would continue to accrete at a rate of 12% per annum with respect to the Series C-1 Preferred Stock and 15% per annum with respect to the Series C-2 Preferred Stock. There will not be sufficient remaining net proceeds from the sales after satisfaction of our indebtedness to redeem all of the Series C Preferred Stock on July 31, 2007. Following the sales of Steamboat, Killington and Mount Snow/Attitash, we will have significantly fewer assets with which we would be able to generate additional cash flows to redeem the Series C Preferred Stock. We believe, therefore, that it is unlikely that we will be able to redeem all of the shares of the Series C Preferred Stock on the mandatory redemption date and we do not believe that we will be able to redeem all of the shares that will remain outstanding thereafter because we do not believe we will be able to generate sufficient cash flows to do so. If the Company is unable to refinance the Series C Preferred Stock or otherwise redeem the Series C Preferred Stock through asset sales or otherwise, the Majority Stockholders may seek to exercise remedies that may be available to them. In addition, because we are prohibited from paying dividends or making distributions to the holders of our Class A Common Stock or Common Stock as long any shares of the Series C Preferred Stock remain outstanding, we do not anticipate being able to pay dividends or make distributions to the holders of our Class A Common Stock or Common Stock.

Our business is highly seasonal and unfavorable weather conditions can adversely affect our business.

Ski resort operations are highly seasonal. For fiscal 2006, we realized approximately 88% of resort segment revenues and over 100% of resort segment operating income during the period from mid-November through April. Approximately 65% of this revenue was derived from Steamboat, Killington and Mount Snow/Attitash in fiscal 2006. In addition, a significant portion of resort segment revenues and approximately 26% of annual skier visits were generated during the Christmas and Presidents’ Day vacation weeks in fiscal 2006. Also, our resorts typically experience operating losses and negative cash flows for the period from May to mid-November. During the seven-month period from May through November 2006, for example, we had operating losses from resort segment operations aggregating $113.2 million and negative cash flows from resort segment operating activities aggregating $26.1 million. These losses from resort segment operations include non-cash interest and dividends on mandatorily redeemable preferred stock of $38.5 million included in interest expense. Approximately 45% of the remainder of such operating losses were attributable to Steamboat, Killington and Mount Snow/Attitash. There can be no assurances that we will be able to finance our capital requirements from external sources during the period from May through November, particularly following the sales of Steamboat, Killington and Mount Snow/Attitash.

A high degree of seasonality in our revenues increases the impact of certain events on our operating results. Adverse weather conditions, access route closures, equipment failures and other developments of even moderate or limited duration occurring during our peak business periods could reduce our revenues. Adverse weather conditions can also increase power and other operating costs associated with snowmaking or can render snowmaking wholly or partially ineffective in maintaining quality skiing conditions. Furthermore, unfavorable weather conditions, regardless of actual skiing conditions, can result in decreased skier visits and the early ski season snow conditions and skier perception of early ski season snow conditions influence the momentum and success of the overall ski season. Following the consummation of the sale of Steamboat and the Proposed Transactions, our resort operations will be located in Maine and Utah and adverse weather conditions occurring in those states may have a more significant impact on the results of operations and visitation than was previously the case. There is no way for us to predict future weather patterns or the impact that weather patterns may have on the results of operations or visitation.

We operate in a highly competitive industry which makes maintaining our customer base difficult.

The skiing industry is highly competitive and capital intensive. Our competitors include major ski resorts throughout the United States, Canada and Europe as well as other worldwide recreation resorts, including warm weather resorts and various alternative leisure activities. Our competitive position depends on a number of factors, such as our proximity to population centers, the availability (including direct flights by major airlines) and cost of transportation to and within a resort, natural snowfall, the quality and coverage of snowmaking operations, resort size, the attractiveness of terrain, lift ticket prices, prevailing weather conditions, the appeal of related services, the quality and the availability of lodging facilities and resort reputation. In addition, some of our competitors have stronger competitive positions and relative ability to withstand adverse developments. Our competitors may be successful in capturing a portion of our present or potential customer base.

Changes in regional and national economic conditions could adversely affect our results of operations.

The skiing and real estate development industries are cyclical in nature and are particularly vulnerable to shifts in regional and national economic conditions. Skiing and vacation unit ownership are discretionary recreational activities entailing relatively high costs of participation, and any decline in the regional or national economies where we operate could adversely impact our skier visits, real estate sales, and revenues. Accordingly, our financial condition, particularly in light of our highly leveraged condition, could be adversely affected by any weakening in the regional or national economy.

Our business is subject to heavy environmental and land use regulation.

We are subject to a wide variety of federal, state, and local laws and regulations relating to land use and development and to environmental compliance and permitting obligations, including those related to the use, storage, discharge, emission and disposal of hazardous materials. Any failure to comply with these laws could result in capital or operating expenditures or the imposition of severe penalties or restrictions on our operations that could adversely affect our present and future resort operations and real estate development. In addition, these laws and regulations could change in a manner that materially and adversely affects our ability to conduct our business or to implement desired expansions and improvements to our facilities.

Our development activities at The Canyons in Utah are governed by permits issued pursuant to a Development Agreement with local authorities. The Development Agreement requires us to achieve certain performance benchmarks in order to remain in compliance with the Development Agreement and obtain additional permits. In particular, the Development Agreement requires that we ensured completion of a golf course at The Canyons by November 2002. This golf course has not yet been completed, and the local authorities have advised us that this failure potentially constitutes a default under the Development Agreement. We are working with the local authorities to address this failure and reassess the appropriate timing for compliance with this performance benchmark. Our failure to satisfy local regulatory authorities with respect to these matters may result in our inability to obtain additional permits under the Development Agreement and could significantly adversely impact our ability to meet our business and revenue expansion goals at The Canyons. Defaults under the Development Agreement could also subject us to risk of litigation with third parties whose development plans are adversely impacted by the delay or loss of permits under the Development Agreement by virtue of our failure to meet performance benchmarks.

Failure to cure the alleged default under the Ground Lease at The Canyons could have a material adverse effect on the Company and could adversely impact our ability to sell that resort.

We are currently in dispute with Wolf Mountain Resorts, LLC (“Wolf”), one of our landlords at The Canyons, regarding the lease between us. The Utah District Court has granted us a temporary restraining order and amended a previous injunction to prohibit Wolf from terminating the lease unless and until the Court finds that we have breached the lease and that Wolf is entitled to terminate the lease as a result of our breach. Even though we strongly believe that we are presently in compliance with all material provisions of our lease with Wolf, there can be no assurance that the Utah District Court will agree that we are not in default or that we have taken the steps necessary to cure any default. In the event that the District Court finds that we are in default and the actions we have taken are not sufficient to cure the defaults raised by Wolf under the lease, and if we are unable to effect a cure of such defaults within any remaining cure period, the remedies available to Wolf may include damages to Wolf (which we believe to be minimal and/or speculative) and/or termination of our lease with Wolf. Termination of the lease would significantly reduce the value of our operation at The Canyons, and would materially curtail, if not completely eliminate, our ability to obtain recurring revenues from those assets. In the event of termination of the lease, Wolf may have certain rights to repurchase for fair market value certain of our assets which are used in conjunction with our operation of The Canyons. Wolf’s right to terminate the lease is subject to certain rights of cure and foreclosure in favor of our lenders. In the event of a timely cure by one or more of those lenders, such lenders are entitled to step into our shoes under the lease. In addition, termination of the lease by Wolf would likely cause a default under our Resort Senior Credit Facility.

A disruption in our water supply would impact our snowmaking capabilities and impact our operations.

Our operations are heavily dependent upon our ability, under applicable federal, state, and local laws, regulations, permits and licenses, or contractual arrangements, to have access to adequate supplies of water with which to make snow and otherwise conduct our operations. There can be no assurance that applicable laws and regulations will not change in a manner that could have an adverse effect on our operations, or that important permits, licenses, or agreements will not be canceled or will be renewed on terms as favorable as the current terms. Any failure to have access to adequate water supplies to support our current operations and anticipated expansion would have a material adverse effect on our financial condition and results of operations.

Our business requires significant capital expenditures. These expenditures do not, however, guarantee improved results.

Although we believe that capital expenditures above maintenance levels can be deferred to address cash flow or other constraints, these expenditures cannot be deferred for extended periods without adversely affecting our competitive position and financial performance. Our financial performance depends, in part, on our ability to maintain and improve the quality of our facilities, products, and management resources and to engage in successful real estate development (either directly or through third parties). In addition, one of our credit facilities limits the amount of non-real estate capital expenditures we can make. If we are unable to discharge our indebtedness under this credit facility, to the extent that we are prohibited from making capital expenditures or are unable to obtain the funds to do so with cash generated from operating activities or from borrowed funds or additional equity investments, our financial condition and results of operations could be affected.

Historically, a key element of our strategy has been attracting additional skiers through investment in on-mountain capital improvements. These improvements are capital intensive and a lack of available funds for capital expenditures could have a material adverse effect on our ability to implement our operating strategy. We intend to finance resort capital improvements through internally generated funds. Following the consummation of the Proposed Transactions and the Steamboat Sale, our asset base (and operating income) will be significantly reduced and our ability to generate funds internally to finance these resort capital improvements will be significantly reduced, however, we expect to retain the remaining net proceeds from the sales, if any, after satisfaction of our outstanding indebtedness, if any, to fund our operations and make capital expenditures as needed. Nevertheless, there can be no assurance that sufficient funds will be available to fund these capital improvements or that these capital improvements will attract additional skiers or generate additional revenues. See “Our business currently is substantially leveraged and will continue to be substantially leveraged if we do not consummate the sales of Killington, Mount Snow/Attitash and Steamboat or if we are unable to use the net proceeds we expect to receive from such sales to reduce our outstanding indebtedness” above.

We are structured as a holding company and have no assets other than the common stock of our subsidiaries.

We are a holding company and our ability to pay principal and interest on debt that remains outstanding after the intended application of the proceeds we receive from the Proposed Transactions and the Steamboat Sale will be dependent upon the receipt of dividends and other distributions, or the payment of principal and interest on intercompany borrowings, from our subsidiaries. We do not have, and we do not expect in the future to have, any material assets other than the common stock of our direct and indirect subsidiaries. To the extent they remain outstanding following the application of the proceeds we expect to receive from the Proposed Transactions and the Steamboat Sale, the Resort Senior Credit Facility and other agreements governing the debt obligations of our subsidiaries contain contractual restrictions on the ability of our subsidiaries to make dividend payments or other distributions to us. In addition, state law further restricts the payment of dividends or other distributions to us by our subsidiaries. The breach of any of the provisions of the indebtedness of our subsidiaries could result in a default, which in turn could accelerate the maturity of our subsidiaries’ indebtedness. If the maturity of any such indebtedness of our subsidiaries were accelerated, the indebtedness would be required to be paid in full before that subsidiary would be permitted to distribute any assets to us. There can be no assurance that our assets or those of our subsidiaries would be sufficient to repay all of our outstanding debt.

A significant portion of our ski resorts are operated under leases or forest service permits.

We lease a significant portion of the land underlying our ski resorts or use them pursuant to renewable permits or licenses. If any of these arrangements were terminated or not renewed on expiration, or renewed on terms materially less favorable to us, our ability to possess and use the land would be impaired. A substantial portion of the skiable terrain at our Attitash, Mount Snow and Steamboat ski resorts is federal land that is used under the terms of permits with the Forest Service. The permits give the Forest Service the right to review and comment on the location, design and construction of improvements in the permit area and on certain other operational matters. The permits can also be terminated or modified by the Forest Service to serve the public interest or in the event we fail to perform any of our obligations under the permits. Otherwise, the Company has the right to renew these leases. A termination or modification of any of our permits on our resorts that remain after the consummation of the Proposed Transactions and the Steamboat Sale could have a material adverse effect on our results of operations.

THE KILLINGTON/PICO SALE

PARTIES TO THE KILLINGTON/PICO SALE

American Skiing Company consists of the parent company and its subsidiaries, including Killington, Ltd., Pico and Steamboat Corporation. Killington, Ltd. and Pico, which are wholly-owned subsidiaries of American Skiing, own and operate Killington.

Buyer is an affiliate of E2M Partners, LLC, a private equity firm based in Dallas, Texas, which specializes in investing in real estate opportunities on behalf of its individual and institutional investors. Buyer is a real estate holding company with significant land holdings near Killington. Buyer first gained its real estate holdings in the area in connection with the Company’s restructuring of its real estate in 2004. Since 2004, Killington, Ltd. has been in partnership with Buyer on a number of developable real estate parcels in the Killington area. Buyer leases to Killington, Ltd. the right to use certain parking facilities and a golf course clubhouse at the Killington resort. The parking facilities are leased for a period of 25 years, ending on March 31, 2029, although Buyer has the right to terminate the lease upon 12 months’ prior notice to Killington, Ltd. as to any portion of the property which Buyer then intends to develop. Buyer delivered this notice in April 2005, and Killington, Ltd. is presently engaged in permitting efforts for replacement parking. The golf course clubhouse and certain parking ancillary thereto are leased for a period of 25 years, also ending on March 31, 2029. This lease automatically renews for up to ten successive ten-year periods unless Killington, Ltd. provides prior notice of its intent to terminate the lease. Buyer is located at 2046 US Route 4, Suite 200, PO Box 290, Killington, Vermont 05751, Telephone: (802) 747-9280.

MATERIAL TERMS OF THE KILLINGTON PURCHASE AGREEMENT

GENERAL

The following description of material terms of the transaction is qualified in its entirety by reference to the Killington Purchase Agreement which is included with our Form 8-K filed with the SEC on [         ], 2007. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Killington Purchase Agreement and which is incorporated by reference as though expressly set forth herein.

Subject to the conditions contained in the Killington Purchase Agreement, Buyer agreed to purchase Killington from American Skiing for cash consideration of $83.5 million, subject to certain adjustments, and the assumption of approximately $5 million of indebtedness and other liabilities relating to Killington. After giving effect to the previously announced Steamboat Sale, the Proposed Transactions may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders. In connection with the Killington/Pico Sale, our Majority Stockholders executed a written consent, dated February 16, 2007, with respect to the Killington/Pico Sale and, assuming such consent is not withdrawn prior to the closing of the Killington/Pico Sale, no further action on the part of the Company’s stockholders is required to consummate the Killington/Pico Sale.

At closing, we will receive $83.5 million cash consideration (minus $3,000,000 (the “Indemnity Escrow Amount”) to be paid by Buyer to First American Title Insurance Company, as escrow agent (the “Escrow Agent”)). At closing, Buyer will also receive a credit for the value of certain 2006/2007 season passes. In addition, there are post-closing purchase price adjustments for working capital; pro-rated yearly taxes, prepayments and deposits; and pre-closing utility charges. The Killington Purchase Agreement does not provide for an income based purchase price adjustment. The parties have the right to terminate the Killington Purchase Agreement in the event that the transaction does not close before April 30, 2007. We anticipate that the closing and transfer of cash consideration will occur in the second calendar quarter of

2007. Stockholders in their capacity as such will not directly receive any of the proceeds from the Killington/Pico Sale (see “USE OF PROCEEDS” in this Information Statement).

Assets to be Sold

The assets to be purchased by Buyer include, among other things, Killington Ltd.’s (i) 100% ownership interest in Killington Restaurants Inc., (ii) 50% ownership interest in Cherry Knoll Associates, LLC, (iii) one share of common stock of Uplands Water Company and (iv) 24% ownership interest in Buyer, LLC; Pico’s 94% ownership interest in Uplands Water Company; American Skiing Company Resort Properties, Inc.’s 1% ownership interest in Buyer; goodwill and intangible assets; accounts receivable; prepayments, prepaid charges and expenses in connection with leased property; owned and leased real property rights; certain intellectual property; inventory, work in progress and supplies; tangible personal property, including, but not limited to, machinery, equipment, automobiles and other vehicles, spare parts, computers and related equipment, telephones and fixtures; all purchased contracts; documents related to the business; non-confidential lists and records pertaining to customer accounts, suppliers, distributors, personnel and agents; books and ledgers; all permits used by the business; all cash on hand; and all other assets of any kind or nature of each of Killington, Ltd. and Pico. The Proposed Transactions, after giving effect to the previously announced Steamboat Sale, may be deemed under Delaware law to constitute a sale of substantially all of the assets of American Skiing.

Purchase Price

The total purchase price to be paid by Buyer for the purchased assets described above shall be $83.5 million in cash (minus the Indemnity Escrow Amount to by paid by Buyer to the Escrow Agent). At closing, Buyer will also receive a credit for the value of certain 2006/2007 season passes. In addition, there are post-closing purchase price adjustments for working capital; pro-rated yearly taxes, prepayments and deposits; and pre-closing utility charges. The Killington Purchase Agreement does not provide for an income based purchase price adjustment.

Representations and Warranties

Article III of the Killington Purchase Agreement contains customary representations and warranties by American Skiing, Killington, Ltd. and Pico that relate to, among other things:

•       due incorporation, valid existence and good standing of Killington, Ltd., Pico, Killington Restaurants Inc. and American Skiing with requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted;

•       equity ownership for SS Associates, LLC, Killington Restaurants Inc., Uplands Water Company, LLC and Cherry Knoll Associates, LLC;

•       requisite corporate power and due authorization to execute and deliver the Killington Purchase Agreement and the related agreements;

•       ownership of all interests to be transferred, free and clear of liens;

•       absence of violation of charter documents, federal, state or local laws and material contracts;

•       required consents and approvals;

•       compliance with federal, state and local statutes, including regulations of  the Tramway Inspection Division of the Vermont Department of Labor (other than environmental laws);

•       the treatment of a parcel of land that a third party has an option to purchase;

•       the unaudited balance sheets and statements of earnings and statements of cash flow of Killington, Ltd., Pico and Killington Restaurants, Inc.;

•       absence of undisclosed liabilities;

•       absence of a material adverse change relating to Killington’s business, subject to certain exceptions, since January 29, 2007;

•       the status of the parties’ employee benefit plans, contracts and commitments, environmental compliance, owned and leased real property, material tangible, personal property, related party transactions, intellectual property, leases, assets, and the absence of brokerage commissions;

•       required permits, including environmental permits and liquor licenses;

•       tax matters and compliance with relevant tax laws;

•       compliance with Office of Foreign Assets Control regulations;

•       pending or threatened litigation, actions and other proceedings against us;

•       compliance with labor matters, ERISA and related matters, and environmental matters;

•       maintenance of insurance;

•       certain ski-related representations, including absence of obligations, commitments, agreements or arrangements, to provide free, fixed-price or reduced-rate ski tickets or passes or related services, or agreements to restrict or increase prices thereof; lists of all “lifetime” and “honorary” ski pass holders; and lists of total amount of all gift certificates and cards outstanding and all other vouchers, passes, coupons and instruments issued;

•       gondolas and ski lifts; and

•       all sources of water used for snowmaking purposes during the 2005-2006 ski season.

Article IV of the Killington Purchase Agreement contains customary representations and warranties by Buyer that relate to, among other things:

•       due incorporation, valid existence and good standing with requisite corporate power and authority to carry on its business as presently owned or conducted;

•       requisite authority and power to execute and deliver the Killington Purchase Agreement and the related agreements;

•       requisite corporate power and due authorization to perform the transactions contemplated by the Killington Purchase Agreement;

•       absence of violation of charter documents, federal, state or local laws and material contracts;

•       required consents and approvals;

•       sufficient funds to pay the purchase price;

•       absence of pending or threatened litigation;

•       absence of broker’s fees; and

•       absence of required divestitures.

Covenants

Article VIII of the Killington Purchase Agreement contains a number of covenants by American Skiing, Killington, Ltd., Pico and Buyer, including covenants relating to:

•       making of all necessary regulatory filings as promptly as practicable after signing;

•       dissolving or otherwise eliminating any restraining order, injunction, decree or similar order which prohibits or otherwise restricts the consummation of any of the transactions contemplated by the Killington Purchase Agreement or any related agreement;

•       American Skiing, Killington, Ltd. and Pico providing Buyer and its representatives and advisors reasonable full access to any and all premises, properties, contracts and other information exclusively of or relating to the operations, assets and liabilities of the Killington and Pico ski resorts, the Ski Shack and Wobbly Barn (collectively, the “Business”);

•       taking reasonable efforts to satisfy the conditions set forth in “Conditions to Closing” section;

•       obtaining all required approvals, consents, authorizations, releases and waivers;

•       execution and delivery of the related documents;

•       American Skiing, Killington, Ltd. and Pico assisting Buyer in maintaining liquor sales pending the issuance of new liquor licenses to Buyer;

•       honoring existing reciprocal rights;

•       honoring existing gift cards, passes and tickets;

•       transfer of all data maintained electronically by American Skiing or any of its affiliates, that relates exclusively to Killington and Pico ski resorts, the Ski Shack and Wobbly Barn;

•       obtaining approval or consent of TMG Associates with respect to the assignment of Killington, Ltd.’s ownership interests in SS Associates, LLC to Buyer;

•       use of trade names;

•       confidentiality of confidential information;

•       transition in the operation of Killington and Pico ski resorts, the Ski Shack and Wobbly Barn;

•       post-closing access to records;

•       agreement of Buyer not to solicit for employment or employ or cause to leave the employ of American Skiing, Killington, Ltd. or Pico, any officer or certain employees of American Skiing, Killington, Ltd. or Pico;

•       agreement of American Skiing, Killington, Ltd. and Pico not to (i) induce employees transferred in the Killington/Pico Sale to leave employment with Buyer and (ii) induce any customer or supplier of the Business to terminate or modify any such customer or supplier arrangement;

•       Buyer’s agreement not to:

•       take any action to prevent or materially delay or impede the consummation of the transactions contemplated by the Killington Purchase Agreement; and

•       authorize any actions that would make any representation of the Buyer set forth in the Killington Purchase Agreement untrue or incorrect in any material respect;

•       execution and delivery of the substitute capital leases;

•       use of ski or snowboard rental equipment leased by American Skiing or any of its affiliates;

•       honoring American Skiing’s obligations under certain promotional contracts;

•       transfer of liquor licenses;

•       notification of certain matters;

•       updating schedules to the Killington Purchase Agreement;

•       American Skiing, Killington, Ltd. and Pico not (i) soliciting, initiating or encouraging the submission of any proposal or offer from any person relating to or (ii) participating in any discussion or negotiations regarding, any acquisition of beneficial ownership of all or substantially all of the assets of, or any material interest in, (a) Killington, Ltd. or Pico and (b) American Skiing as it relates to the Business, in each case pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, joint venture or other similar transaction (including any single or multi-step transaction or series of related transactions); provided this shall not apply to any such transaction (or series of transactions) involving an acquisition of beneficial ownership of all or substantially all of the assets of, or any material interest in, American Skiing with respect to which the acquirer in such transaction (or series of related transactions) agrees to be bound by the obligations of American Skiing, Killington, Ltd. and Pico under the Killington Purchase Agreement;

•       provision of monthly financial statements to Buyer;

•       re-negotiation of third party contracts and execution of new third party contracts;

•       removal and disposal of a transformer; and

•       Buyer honoring all lifetime passes indefinitely and causing any agreement for the sale of Killington/Pico to require the subsequent owner to honor such passes.

Conduct Prior to the Closing

Article VIII of the Killington Purchase Agreement also contains a number of covenants that may affect American Skiing, Killington, Ltd. and Pico, which relate to the conduct of the Business prior to closing. From the execution date of the Killington Purchase Agreement until closing, unless consented to or approved in writing by Buyer:

•       Killington, Ltd., Pico and American Skiing shall conduct the Business in the ordinary course and substantially in accordance with its past policies and procedures;

•       American Skiing shall not amend or otherwise change the charters of American Skiing, Killington, Ltd. or Pico;

•       American Skiing shall not permit Killington, Ltd. or Pico to admit, or undertake to admit, any new stockholders;

•       None of American Skiing, Killington, Ltd. and its subsidiaries, or Pico and its subsidiaries shall make, change or revoke any material tax election or settle or compromise any material tax claim or liability or prepare or file any tax return (or any amendment thereof) with respect to the Business unless such tax return shall have been prepared in a manner consistent with past practice;

•       Killington, Ltd. and Pico shall not acquire any material properties or assets except in the ordinary course of business;

•       Killington, Ltd. and Pico shall not enter into or agree to enter into any merger or consolidation with any corporation or other entity, and shall not engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of, any other person;

•       American Skiing, Killington, Ltd. and Pico shall maintain insurance at presently existing levels so long as such insurance is available on commercially reasonable terms;

•       American Skiing, Killington, Ltd. and Pico shall maintain (i) all of the assets and properties of, or used by, American Skiing, Killington, Ltd. or Pico relating to or in connection with the Business in their current condition, ordinary wear and tear and sales in the ordinary course of operating the Business excepted, and (ii) insurance upon all of such assets and properties of American Skiing, Killington, Ltd. or Pico in such amounts and of such kinds comparable to that in effect on the date of the Killington Purchase Agreement; and

•       American Skiing, Killington, Ltd. and Pico shall not:

•       cause any of the assets to be subject to any consensual lien other than permitted liens and shall cause any non-consensual lien to be removed at or prior to closing if such lien is not a permitted lien and the aggregate cost to remove all such non-consensual liens does not exceed $2 million;

•       sell, transfer or otherwise dispose of any material assets, except in the ordinary course of the Business consistent with past practice;

•       cancel, terminate, materially amend or fail to perform all of their material obligations under any material contract (except in the ordinary course of business consistent with past practice and except for material contracts expiring pursuant to their terms);

•       enter into any material contract except contracts entered into in the ordinary course of business consistent with past practice;

•       enter into any employment agreements or amend any employee benefit plan, except (i) as required to comply with changes in applicable law and (ii) in the ordinary course of business consistent with past practice;

•       (except pursuant to existing employee benefit plans) pay, loan or advance any amount to, or sell, transfer or lease, any property or asset to, or enter into transaction with any of the employees, directors or partners of American Skiing, Killington, Ltd. or Pico;

•       fail to take such action as may be reasonably necessary to maintain, preserve, renew and keep in full force and effect all material licenses, permits, registrations and franchises of American Skiing, Killington, Ltd. or Pico in all respects;

•       enter into any material agreement with any local, state or federal government or agency that affects the Killington and Pico ski resorts, the Ski Shack and Wobbly Barn;

•       enter into any consulting agreement or sponsorship agreement requiring the payment of $100,000 or more or having a term of one year or more that affects the Killington and Pico ski resorts, the Ski Shack and Wobbly Barn;

•       take any action with respect to, or make any material change in its accounting or tax policies or procedures, except as may be required;

•       increase the salary or other compensation of any director or employee of American Skiing, Killington, Ltd. or Pico except for normal annual increases in the ordinary course of business;

•       grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee or director;

•       increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of American Skiing, Killington, Ltd. or Pico or otherwise modify or amend or terminate any such plan or arrangement;

•       enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any directors or officers of American Skiing, Killington, Ltd. or Pico (or amend any such agreement) to which American Skiing, Killington, Ltd. or Pico is a party;

•       sell, assign, license, transfer, convey, lease or otherwise dispose of any of the assets (except as to assets not comprising the real property, for fair consideration in the ordinary course of business) of American Skiing, Killington, Ltd. or Pico;

•       enter into any contract that restrains, restricts, limits or impedes the ability of the Business, or the ability of Buyer, to compete with or conduct any business or line of business in any geographic area or solicit the employment of any persons;

•       terminate, amend, restate, supplement or waive any rights under any (i) material contract, real property lease or personal property lease, other than in the ordinary course of business or (ii) approval or permit (with one exception);

•       grant or issue (i) any lifetime ski passes related to the Business or (ii) other coupons for use of the facilities or accommodations related to the Business (except in the ordinary course of business); or

•       take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by the Killington Purchase Agreement.

Conditions to Closing

Article VII of the Killington Purchase Agreement sets forth the conditions to each party’s obligation to close the Killington/Pico Sale. The obligations of American Skiing, Killington, Ltd., Pico and Buyer under the Killington Purchase Agreement are subject to the following conditions:

•       all approvals required under the HSR Act and any other antitrust and/or trade regulations necessary for the consummation of the transactions contemplated by the Killington Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•       the State of Vermont has consented to the assignment of the November 10, 1960 lease, as amended, between Killington, Ltd. and the State of Vermont to Buyer;

•       the landlord under the Ski Shack lease has consented to the assignment of the Ski Shack lease to Buyer; and

•       the lessors under the capital leases have consented to the assignment of the capital leases to Buyer.

Buyer’s obligations to complete the Killington/Pico Sale are subject to the following additional conditions:

•       American Skiing’s, Killington, Ltd.’s and Pico’s representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date of the Killington Purchase Agreement and on and as of the closing date and American Skiing, Killington, Ltd. and Pico shall have performed in all material respects the covenants and agreements required under the Killington Purchase Agreement and American Skiing Company, Killington, Ltd. and Pico shall have delivered to Buyer a certificate signed by an officer of each, to the foregoing effect;

•       no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transaction contemplated by the Killington Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•       there shall have been no change to the Business between the date of the Killington Purchase Agreement and closing that would result in a material adverse effect;

•       release of all liens securing certain disclosed financings and all liens securing monetary obligations to the extent such obligations are not included in the calculation of the estimated working capital amount;

•       all accounts payable and other obligations owing from Killington, Ltd. or Pico to American Skiing or any of its affiliates shall have been cancelled and forgiven;

•       the lenders under certain disclosed financings have delivered or committed to deliver into escrow at closing a release of the liens under certain disclosed financings;

•       receipt of tax clearance certificates from each applicable taxing authority;

•       Buyer shall have obtained the issuance, re-issuance or transfer of certain required permits;

•       American Skiing, Killington, Ltd. and Pico shall have obtained all required consents, waivers and approvals;

•       American Skiing, Killington, Ltd. and Pico have provided Buyer a certificate complying with the provisions of 32 V.S.A. §5847 or Buyer has withheld 2½% of the purchase price to be paid to the Vermont Department of Taxes;

•       compliance with or exemption from Vermont Land Gains Tax or Buyer has withheld 10% of the purchase price to be paid to the Vermont Department of Taxes;

•       the title company shall have committed and prepared to deliver contemporaneously with the closing an Owner’s Policy of Title Insurance in accordance with the title commitments;

•       American Skiing, Killington, Ltd. and Pico shall have delivered certain documents to Buyer; and

•       Buyer has entered into a license agreement with the licensor of certain software and such licensor has agreed to provide the same maintenance and support for the relevant systems as currently provided at an annual cost not to exceed $130,000.

The obligations of American Skiing, Killington, Ltd. and Pico to complete the Killington/Pico Sale are subject to the following additional conditions:

•       Buyer’s representations and warranties qualified as to materiality shall be true and correct, and those not so qualified must be true and correct in all material respects, as of the date of the Killington Purchase Agreement and on and as of the closing date and Buyer shall have performed in all material respects the covenants and agreements required under the Killington Purchase Agreement and Buyer shall have delivered to American Skiing Company, Killington, Ltd. and Pico a certificate signed by an officer of Buyer, to the foregoing effect;

•       no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transaction contemplated by the Killington Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•       all approvals required under the HSR Act for the consummation of the transactions contemplated by the Killington Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•       Buyer shall have delivered certain documents to us; and

•       20 days have elapsed since American Skiing mailed this Information Statement to its stockholders.

Survival and Indemnification

Article IX of the Killington Purchase Agreement provides that the representations and warranties identified in Articles III and IV of the Killington Purchase Agreement and the covenants and agreements of the parties contained in the Killington Purchase Agreement to be performed on or prior to the closing shall terminate on June 30, 2008, except that (i) the representations and warranties relating to environmental matters will terminate at closing; (ii) the representations and warranties with respect to employee benefit plans, tax matters and the indemnification obligation of Buyer shall continue in full force and effect until 30 days after the expiration of the applicable statute of limitations; (iii) claims asserted in writing on or prior to June 30, 2008 shall survive until the earlier of (a) resolution by the parties or by a court of competent jurisdiction or (b) if no action is brought before a court of competent jurisdiction, the expiration of the applicable statute of limitations; and (iv) the covenant relating to honoring lifetime passes will survive indefinitely.

American Skiing, Killington, Ltd. and Pico have agreed to jointly and severally indemnify, defend and hold harmless Buyer and its affiliates and subsidiaries and each of their respective past, present and future directors, officers, employees, agents and representatives from and against any and all damages or losses based upon, attributable to or resulting from (i) the failure of any of our representations or warranties; (ii) the breach of any of our covenants or other agreements; (iii) certain employment-related claims of employees transferred with the Business; and (iv) any asset liability or employee retained by American Skiing, Killington, Ltd. or Pico.

Buyer has agreed to indemnify, defend and hold harmless American Skiing, Killington, Ltd. and Pico, each of their respective subsidiaries and affiliates, and each of the respective past, present and future directors, officers, employees, agents and representatives of each from and against any and damages or losses based upon, attributable to or resulting from (i) the failure of any of Buyer’s representations or warranties; (ii) the breach of any Buyer’s covenants or other agreements; (iii) any liability assumed by Buyer; and (iv) certain employment-related claims of employees transferred with the Business with respect to employment or termination of employment arising after the closing date.

Subject to certain limitations, (i) American Skiing, Killington, Ltd. and Pico are not obligated to indemnify Buyer for failures of their representations or warranties or breaches of their covenants and agreements unless the aggregate of all claims by Buyer exceeds $1,000,000, at which time American Skiing, Killington, Ltd. and Pico shall be liable only for the amounts in excess of $1,000,000; (ii) neither party is entitled to indemnification for the failures of representations or warranties of the other party in an aggregate amount in excess of $3,000,000. American Skiing, Killington, Ltd. and Pico are not liable for losses arising out of breaches of any of the representations and warranties if (i) they did not have knowledge, prior to the closing, of the facts which comprised such breach and (ii) Buyer had actual knowledge of such breach on or prior to the closing. Buyer is deemed to have actual knowledge of information only if (i) such information is actually known by certain individuals or (ii) the information relating to the breach is in written reports, studies or analysis commissioned by or on behalf of Buyer or its affiliates.

On the closing date, Buyer shall, on behalf of American Skiing, Killington, Ltd. and Pico, pay to the Escrow Agent, to the account designated by the Escrow Agent (the “Escrow Account”), the Indemnity Escrow Amount. Any payment to be made by American Skiing, Killington, Ltd. or Pico under the indemnification provisions of the Killington Purchase Agreement shall be paid first, to the extent there are sufficient funds in the Escrow Account, by release of the funds by the Escrow Agent and, second, to the extent the Escrow Account is insufficient to pay any remaining sums due, then ASC, Killington, Ltd. and Pico shall be required to pay all of such additional sums due. On July 1, 2008, the Escrow Agent shall release the Indemnity Escrow Amount (to the extent not utilized to pay Buyer for any indemnification claims) to American Skiing, Killington, Ltd. and Pico, except that the Escrow Agent will retain the amount equal to the amount of indemnification claims asserted prior to June 30, 2008, but not yet resolved.

Termination

Article X of the Killington Purchase Agreement sets forth the rights of each party to terminate the Killington Purchase Agreement prior to the closing of the Killington/Pico Sale and provides that the Killington Purchase Agreement may be terminated at any time prior to closing as follows:

•       by the mutual consent of American Skiing, Killington, Ltd., Pico and Buyer;

•       by any party if the Killington/Pico Sale has not been consummated by May 31, 2007, provided that no party will be entitled to terminate if such party is in willful breach of the Killington Purchase Agreement;

•       by either party if (i) any court of competent jurisdiction or any governmental agency shall taken any action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Killington Purchase Agreement and (ii) such action has become final and nonappealable; or

•       by either party if (i) all conditions of the other to consummate the transactions contemplated by the Killington Purchase Agreement have been satisfied (or would be satisfied absent the other party’s breach in performing its obligations under the Killington Purchase Agreement) and (ii) the other party is in material breach of any of its representations, warranties, covenants or agreements under the Killington Purchase Agreement (which continues unremedied for 30 days after written notice thereof); provided, however, that if American Skiing, Killington, Ltd. or Pico is seeking termination, then none of American Skiing, Killington, Ltd. or Pico is in breach in any material respect of its respective representations, warranties, covenants or agreements under the Killington Purchase Agreement or if Buyer is seeking termination, then Buyer is not in breach in any material respect of any of its representations, warranties, covenants or agreements under the Killington Purchase Agreement.

REGULATORY AND STOCKHOLDER APPROVALS REQUIRED IN CONNECTION WITH THE KILLINGTON/PICO SALE

As noted above (see “MATERIAL TERMS OF THE KILLINGTON PURCHASE AGREEMENT”), the Killington Purchase Agreement provides that the Killington/Pico Sale may not be consummated prior to the satisfaction or waiver of certain conditions, including compliance with the regulatory requirements of the HSR Act, the FCC and the Vermont Board. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their respective reviews of the Killington/Pico Sale, we cannot predict whether we will obtain all required regulatory approvals, or whether any regulatory approvals will include terms, conditions or restrictions that would be detrimental to Buyer or us. Although the Killington/Pico Sale must be effected in accordance with applicable Delaware General Corporation Law and federal and state securities laws, no other federal or state regulatory requirements or approvals are required. Because the written consent of the holders of the Series C-1 Preferred Stock, the shares of which represent approximately 65.8% of the voting power of the Company’s outstanding stock, satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Killington/Pico Sale, we are not asking for a proxy and you are not requested to send one.

THE MOUNT SNOW/ATTITASH SALE

PARTIES TO THE MOUNT SNOW/ATTITASH SALE

American Skiing Company consists of the parent company and its subsidiaries, including MSL and LBO. MSL, which is a wholly-owned subsidiary of American Skiing, owns and operates Mount Snow. LBO, which is also a wholly-owned subsidiary of American Skiing, owns and operates Attitash.

Peak is a ski industry company based in St. Louis, Missouri, which currently operates nine ski resorts in five states throughout the East and Midwest. Peak is located at 17409 Hidden Valley Drive, Eureka, Missouri 63025, Telephone: (636) 938-5374.

MATERIAL TERMS OF THE MOUNT SNOW/ATTITASH PURCHASE AGREEMENT

General

The following description of material terms of the transaction is qualified in its entirety by reference to the Mount Snow/Attitash Purchase Agreement which is included with our Form 8-K filed with the SEC on [                  ], 2007 and which is incorporated by reference as though expressly set forth herein. Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Mount Snow/Attitash Purchase Agreement.

Subject to the conditions contained in the Mount Snow/Attitash Purchase Agreement, Peak agreed to purchase all of the outstanding capital stock in MSL and LBO from American Skiing for cash consideration of $73.5 million, subject to certain adjustments, and the assumption of approximately $2 million of indebtedness and other liabilities relating to Mount Snow/Attitash. After giving effect to the previously announced Steamboat Sale, the Proposed Transactions may be deemed to constitute a sale of substantially all of our assets under Delaware law, which would require the approval of our stockholders. In connection with the Mount Snow/Attitash Sale, our Majority Stockholders executed a written consent, dated February 15, 2007, with respect to the Mount Snow/Attitash Sale and, assuming such consent is not withdrawn prior to the closing of the Mount Snow/Attitash Sale, no further action on the part of the Company’s stockholders is required to consummate the Mount Snow/Attitash Sale.

At closing, we will receive $73.5 million cash consideration. In addition, there are post-signing and post-closing working capital and income purchase price adjustments. The parties have the right to terminate the Mount Snow/Attitash Purchase Agreement in the event that the transaction does not close before June 1, 2007. We anticipate that the closing and transfer of cash consideration will occur in the second calendar quarter of 2007. Stockholders, in their capacity as such, will not directly receive any of the proceeds from the Mount Snow/Attitash Sale (see “USE OF PROCEEDS” in this Information Statement).

Representations and Warranties

Article III of the Mount Snow/Attitash Purchase Agreement contains customary representations and warranties by American Skiing, MSL and LBO that relate to, among other things:

•       delivery of complete and correct copies of the certificate of incorporation and bylaws of MSL and LBO (and each subsidiary of each), each of which is in full force and effect;

•       due formation, valid existence and good standing of MSL, LBO and Dover Restaurants, Inc. (a wholly-owned subsidiary of MSL) with requisite power and authority to carry on its business as presently owned or conducted and LBO is duly qualified to do business as a foreign corporation in the State of New Hampshire;

•       delivery of complete and correct copies of the certificate of incorporation and bylaws of American Skiing, each of which is in full force and effect;

•       due formation, valid existence and good standing of American Skiing in Delaware with requisite power and authority to own, lease and operate its properties and carry on its business as presently owned or conducted;

•       ownership by American Skiing of all of the outstanding stock of MSL and LBO free and clear of any liens;

•       absence of (i) any undisclosed subsidiaries of MSL and/or LBO or (ii) ownership of, or any investment in, the capital stock of any other person by MSL or LBO;

•       requisite corporate authority and power to execute and deliver the Mount Snow/Attitash Purchase Agreement and the related agreements;

•       due execution and delivery of the Mount Snow/Attitash Purchase Agreement;

•       absence of violation of charter documents, federal, state or local laws and material contracts;

•       required consents and approvals;

•       compliance with federal, state and local statutes, including regulations of  the Tramway Division of the Vermont Department of Labor and the New Hampshire Passenger Tramway Board (other than environmental laws);

•       the unaudited balance sheets and statements of earnings and statements of cash flow of MSL and LBO;

•       absence of undisclosed liabilities;

•       absence of a material adverse change relating to MSL or LBO’s business, subject to certain exceptions, since December 31, 2006;

•       the status of the parties’ employee benefit plans, contracts and commitments, environmental compliance, owned and leased real property, material tangible, personal property, related party transactions, intellectual property, leases, assets, and the absence of brokerage commissions and powers of attorney;

•       required permits, including environmental permits and liquor licenses;

•       tax matters and compliance with relevant tax laws;

•       pending or threatened litigation, actions and other proceedings against MSL and LBO;

•       compliance with labor matters, ERISA and related matters, and environmental matters;

•       maintenance of insurance; and

•       water rights.

Article IV of the Mount Snow/Attitash Purchase Agreement contains customary representations and warranties by Peak that relate to, among other things:

•       due incorporation, valid existence and good standing with requisite corporate power and authority to carry on its business as presently owned or conducted;

•       requisite authority and power to execute and deliver the Mount Snow/Attitash Purchase Agreement and the related agreements;

•       requisite corporate power and due authorization to perform the transactions contemplated by the Mount Snow/Attitash Purchase Agreement;

•       absence of violation of charter documents, federal, state or local laws and material contracts;

•       required consents and approvals;

•       sufficient funds to pay the purchase price;

•       absence of pending or threatened litigation;

•       absence of broker’s fees; and

•       absence of required divestitures.

Covenants

Article IX of the Mount Snow/Attitash Purchase Agreement contains a number of covenants by American Skiing, MSL, LBO and Peak, including covenants relating to:

•       making of all necessary regulatory filings as promptly as practicable after signing;

•       dissolving or otherwise eliminating any restraining order, injunction, decree or similar order which prohibits or otherwise restricts the consummation of any of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement or any related agreement;

•       American Skiing, MSL and LBO providing Peak, Peak’s lenders and their respective representatives and advisors full access to any and all premises, properties, contracts, commitments, books and records and other information exclusively of or relating exclusively to all of the outstanding capital stock of MSL and LBO;

•       taking reasonable efforts to satisfy the conditions set forth in “Conditions to Closing” section;

•       obtaining all required approvals, consents, authorizations, releases and waivers;

•       execution and delivery of the related documents;

•       American Skiing, MSL and LBO assisting Peak in maintaining liquor sales pending the issuance of new liquor licenses to Peak;

•       honoring existing reciprocal rights among the American Skiing Resorts;

•       honoring existing gift cards, passes and tickets;

•       transfer to MSL or LBO of all data maintained electronically by American Skiing or any of its affiliates, that relates exclusively to MSL or LBO, respectively;

•       replacing any licenses that MSL or LBO are not able to use following the closing and/or providing MSL or LBO with the benefit of such licenses;

•       honoring American Skiing’s obligations under certain partnership marketing agreements;

•       obtaining estoppel certificates from certain third parties;

•       honoring American Skiing’s obligations with respect to certain disclosed ski passes;

•       use of trade names;

•       confidentiality of confidential information;

•       transition in the operation of the Mount Snow and Attitash ski resorts;

•       post-closing access to records;

•       agreement of Peak not to solicit for employment or employ or cause to leave the employ of American Skiing or its affiliates, for a period of 12 months, any individual that is serving at such time as an officer of American Skiing or its affiliates;

•       agreement of American Skiing and its affiliates not to solicit for employment, for a period of 12 months, any individual that is employed at such time by MSL, LBO or any of their subsidiaries;

•       American Skiing, MSL and LBO not (i) soliciting, initiating, encouraging or otherwise facilitating any proposal, offer or discussion with any party concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving MSL, LBO or any of their subsidiaries or divisions; (ii) furnishing any non-public information concerning the business, properties or assets of MSL, LBO or any of their subsidiaries or divisions to any person other than Peak; or (iii) engaging in discussions or negotiations with any person other than Peak concerning any such transaction;

•       removal or release of MSL, LBO and any of their subsidiaries, under each of the guarantees and letters of credit obtained by MSL, LBO and any of their subsidiaries for the benefit of American Skiing and its affiliates; and

•       re-negotiation of third party contracts and execution of new third party contracts.

Conduct Prior to the Closing

Article IX of the Mount Snow/Attitash Purchase Agreement also contains a number of covenants that may affect American Skiing, MSL and LBO, which relate to the conduct of such parties prior to closing. From the execution date of the Mount Snow/Attitash Purchase Agreement until closing, unless consented to or approved in writing by Peak:

•       MSL, LBO and their respective subsidiaries will conduct the Business in the ordinary course and in accordance, in all material respects, with their respective past policies and procedures;

•       American Skiing, MSL and LBO will maintain in full force and effect the casualty insurance policies currently in effect with respect to all real property and all other insurance policies;

•       American Skiing, MSL and LBO shall not:

•        amend or otherwise change the charter documents of MSL, LBO or any of their respective subsidiaries;

•        permit MSL, LBO or any of their subsidiaries to admit, or undertake to admit, any new stockholders, or issue, sell, repurchase or redeem any stock or securities;

•        split, combine or reclassify shares of the capital stock of MSL, LBO or any of their subsidiaries; or declare, set aside or pay any dividend or other distribution in respect of such capital stock;

•        cause MSL, LBO or any of their subsidiaries to take any action with respect to, or make any material change in, its accounting or tax policies or procedures;

•        cause MSL, LBO or any of their subsidiaries to make or revoke any material tax election or settle or compromise any material tax liability amend any material tax return, except as may be required;

•        take any action or fail to take any action which would constitute a material breach or default under the charter documents of MSL, LBO or any of their subsidiaries, any real property lease, any other material lease or any other material contract;

•        dispose of, pledge, hypothecate, encumber, transfer or assign (i) any of the outstanding capital stock of MSL or LBO or the equity securities of any subsidiary of MSL or LBO, or (ii) any material assets of MSL, LBO or any of their subsidiaries;

•        cause MSL, LBO or any of their subsidiaries to acquire, lease or license any assets or property, other than purchases of assets in the ordinary course of business;

•        cause MSL, LBO or any of their subsidiaries merge or consolidate with any entity;

•        take any action or omit to take any action for the purpose of directly or indirectly preventing, materially delaying or materially impeding the consummation of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement

•        terminate, amend or modify any real property lease, material lease, or any other material contract , nor enter into any new or additional material contracts (except in the ordinary course of business and in accordance with past practice);

•        undertake any material capital improvements projects;

•        institute or settle any litigation (subject to certain exceptions, such as settlements less than $100,000);

•        create, incur or assume any short-term indebtedness (other than in the ordinary course of business), or create, incur or assume any long-term indebtedness, or assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person;

•        enter into, adopt or amend any employee benefit plan of MSL or LBO;

•        increase in any material respect the compensation or benefits of, or modify the employment terms of, MSL’s or LBO’s directors, officers or employees;

•        pay or promise to pay any bonus to MSL’s or LBO’s directors, officers or employees;

•        hire any new officers;

•        hire any new employees (except in the ordinary course of business);

•        terminate the employment of, or reassign, any employees other than non-officer employees in the ordinary course of business consistent with past practice;

•        increase the compensation or benefits payable under any existing employment, severance, or termination policies or agreements, or enter into any employment, deferred compensation, severance or other similar agreement with any director, officer or employee of MSL, LBO or any of their subsidiaries, except for anniversary date adjustments for at-will employees; or

•        enter into any collective bargaining agreement or similar labor agreement, or renew, extend or renegotiate any such existing agreements.

•       Peak shall not:

•        take any action or omit to take any action for the purpose of directly or indirectly preventing or materially delaying or materially impeding the consummation of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement; or

•        directly or indirectly authorize, commit or agree, in writing or otherwise, to take any action or actions which would make any representation of Peak set forth in the Mount Snow/Attitash Purchase Agreement untrue or incorrect in any material respect.

Conditions to Closing

Under Article VII of the Mount Snow/Attitash Purchase Agreement, the obligations of Peak to complete the closing is subject to the following conditions:

•       American Skiing’s, MSL’s and LBO’s representations and warranties shall be true and correct both as of the date of the Mount Snow/Attitash Purchase Agreement and on the closing date, except where such failure to be true or correct, individually or in the aggregate, does not have and would not reasonably be expected to have a material adverse effect on MSL and LBO taken as a whole, and American Skiing, MSL and LBO shall have performed and complied in all material respects with the covenants and agreements required under the Mount Snow/Attitash Purchase Agreement to be performed and complied with by them on or prior to the closing date and American Skiing Company, MSL and LBO shall have delivered to Peak a certificate signed by an officer of ASC, to the foregoing effect;

•       there shall have occurred no change, effect, condition, event or circumstance which has had or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on MSL and LBO, taken as a whole;

•       no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•       all approvals required under the HSR Act necessary for the consummation of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•       all notices required under the Forest Service permits will have been made and any approvals required thereunder or by any applicable law relating thereto will have been obtained;

•       the Forest Service will have either approved the Mount Snow/Attitash Sale or issued to MSL and LBO a new permit for use of applicable properties subject to Forest Service permits;

•       release of all liens securing certain disclosed financings and all liens securing monetary obligations to the extent such obligations are not included in the calculation of the estimated working capital amount;

•       delivery from American Skiing to Peak of stock certificates representing all of the outstanding stock of MSL and LBO and executed stock powers concerning such stock;

•       execution and delivery by American Skiing, MSL and LBO of all related documents (including CORIS and WRMS license agreements) required to be executed by them at or prior to the closing;

•       receipt by Peak of a statement from American Skiing that it is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended;

•       delivery by American Skiing, MSL and LBO of duly signed resignations, effective immediately after the closing, of all directors of MSL, LBO and all of their respective subsidiaries and all officers of MSL and LBO which are not on the payroll of either MSL or LBO;

•       all accounts payable and other obligations owing from MSL or LBO to American Skiing or any of its affiliates shall have been cancelled and forgiven;

•       each title company shall have committed and prepared to deliver contemporaneously with the closing an Owner’s Policy of Title Insurance with respect to the real estate owned by MSL and LBO in accordance with its title commitments; and

•       each of MSL and LBO have received an executed tri-party agreement with the Forest Service on its then current form for such agreements.

Under Article VIII of the Mount Snow/Attitash Purchase Agreement, the obligations of American Skiing, MSL and LBO to complete the Mount Snow/Attitash Sale are subject to the following conditions:

•        Peak’s representations and warranties shall be true and correct both as of the date of the Mount Snow/Attitash Purchase Agreement and on and as of the closing date, except where such failure to be true or correct, individually or in the aggregate, does not have and would not be reasonably expected to have a material adverse effect on Peak, and Peak shall have performed and complied in all material respects with all material covenants and agreements required under the Mount Snow/Attitash Purchase Agreement to be performed and complied with by it on or prior to the closing date and Peak shall have delivered to American Skiing, a certificate signed by an officer of Peak, to the foregoing effect;

•        no judgment, ruling, writ, injunction, order, arbitral award or decree has been rendered in any litigation which has the effect of enjoining the consummation of the transaction contemplated by the Mount Snow/Attitash Purchase Agreement and no litigation is pending that would reasonably be expected to result in such judgment, ruling, writ, injunction, order, arbitral award or decree;

•        all approvals required under the HSR Act for the consummation of the transactions contemplated by the Mount Snow/Attitash Purchase Agreement shall have been obtained, and all applicable waiting periods thereunder shall have expired or been terminated;

•        20 days have elapsed since American Skiing mailed this Information Statement to its stockholders;

•        all accounts receivable and other obligations owing to either MSL or LBO from American Skiing or any of its affiliates shall have been cancelled and forgiven; and

•        execution and delivery by Peak of all related documents (including certain software license agreements) required to be executed by them at or prior to the closing.

Survival and Indemnification

Article X of the Mount Snow/Attitash Purchase Agreement provides that the representations and warranties identified in Articles III and IV of the Mount Snow/Attitash Purchase Agreement and the covenants and agreements of the parties contained in the Mount Snow/Attitash Purchase Agreement to be performed on or prior to the closing shall terminate upon consummation of the closing, provided, however, that the representations and warranties of American Skiing, MSL and LBO regarding organization and qualification, title to stock and binding obligation; and certain representations and warranties of Peak regarding organization, power and authority; will survive the closing for a period of one year.

American Skiing will indemnify and hold harmless Peak and its nominees, affiliates, officers, directors, employees and agents against any loss or liability suffered as a result of: (i) any breach of any of the representations or warranties made by American Skiing regarding organization and qualification, title to stock and binding obligation (without giving effect to any qualifications as to knowledge, materiality, material adverse effect or similar qualifications contained in such representations or warranties); (ii) any breach of any of covenant made by American Skiing; and (iii) any breach of the confidentiality agreement between American Skiing and Peak made in favor of Peak.

Peak will indemnify and hold harmless the Company and each of its subsidiaries and affiliates (not including, following the closing, MSL and LBO and their respective subsidiaries), and each of the respective past, present and future directors, officers, employees, stockholders, agents and representatives of American Skiing and  such affiliates from and against any and all losses resulting from, relating to or arising out of any one or more of the following (i) any inaccuracy in any of the representations and warranties of Peak relating to organization, power and authority (without giving effect to any qualifications as to knowledge, materiality, material adverse effect or similar qualifications contained in such representations or warranties) or (ii) any breach by Peak of any covenant to be performed or complied with by Peak in the Mount Snow/Attitash Purchase Agreement or any breach by MSL, LBO or any of their subsidiaries of any covenant to be performed or complied with by MSL, LBO or any of their subsidiaries after the closing.

At the closing, Peak will execute and deliver (and shall cause MSL to execute and deliver) an indemnification agreement in favor of Grand Summit Resort Properties, Inc. (an indirect wholly owned subsidiary of the Company) with respect to certain pending claims relating to work performed at the Mount Snow Grand Summit hotel.

Termination

Article XII of the Mount Snow/Attitash Purchase Agreement sets forth the rights of each party to terminate the Mount Snow/Attitash Purchase Agreement prior to the closing of the Mount Snow/Attitash Sale and provides that the Mount Snow/Attitash Purchase Agreement may be terminated at any time prior to closing as follows:

•       by the mutual consent of American Skiing, MSL, LBO and Peak;

•       by either party if (i) any court of competent jurisdiction or any governmental agency shall have issued any judgment or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Mount Snow/Attitash Purchase Agreement and (ii) such judgment or other action has become final and nonappealable; or

•       by any party at any time on or after June 1, 2007 if the closing has not occurred by such date, provided that no party will be entitled to terminate if such party is in willful breach of the Mount Snow/Attitash Purchase Agreement;

•       by either party if the other party is in material breach of any of its representations, warranties, covenants or agreements under the Mount Snow/Attitash Purchase Agreement (which continues unremedied for 30 days after written notice thereof); provided, however, that Peak is not entitled to such 30-day period if it is in default of its obligation to pay the purchase price on the closing date; and provided, further, that if ASC, MSL or LBO is seeking termination, then none of ASC, MSL or LBO is in breach in any material respect of its respective representations, warranties, covenants or agreements under the Mount Snow/Attitash Purchase Agreement or if Peak is seeking termination, then Peak is not in breach in any material respect of any of its representations, warranties, covenants or agreements under the Mount Snow/Attitash Purchase Agreement.

REGULATORY AND STOCKHOLDER APPROVALS REQUIRED IN CONNECTION WITH THE MOUNT SNOW/ATTITASH SALE

As noted above (see “MATERIAL TERMS OF THE MOUNT SNOW/ATTITASH PURCHASE AGREEMENT”), the Mount Snow/Attitash Purchase Agreement provides that the Mount Snow/Attitash Sale may not be consummated prior to the satisfaction or waiver of certain conditions, including compliance with the regulatory requirements of the HSR Act, the Forest Service and the FCC. Although we do not expect these regulatory authorities to raise any significant concerns in connection with their respective reviews of the Mount Snow/Attitash Sale, we cannot predict whether we will obtain all required regulatory approvals, or whether any regulatory approvals will include terms, conditions or restrictions that would be detrimental to Peak or us. Although the Mount Snow/Attitash Sale must be effected in accordance with applicable Delaware General Corporation Law and federal and state securities laws, no other federal or state regulatory requirements or approvals are required. Because the written consent of the holders of the Series C-1 Preferred Stock, the shares of which represent approximately 65.8% of the voting power of the Company’s outstanding stock, satisfies any applicable stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Amended and Restated Bylaws with respect to the Mount Snow/Attitash Sale, we are not asking for a proxy and you are not requested to send one.

PRO FORMA FINANCIAL DATA

The following unaudited pro forma financial data (the “Pro Forma Financial Data”) is derived from the historical financial statements of the Company. The Pro Forma Financial Data and the accompanying notes should be read in conjunction with the Company’s Form 10-K as filed with the SEC on October 30, 2006, and the Company’s Form 10-Q as filed with the SEC on December 8, 2006.

The unaudited pro forma balance sheet data as of October 29, 2006 gives effect to the Steamboat Sale, the Killington/Pico Sale, and the Mount Snow/Attitash Sale as if the transactions had occurred on such date. Actual account balances as of the actual closing dates will differ from those at October 29, 2006, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

The unaudited pro forma statements of operations for the thirteen weeks ended October 29, 2006, the thirteen weeks ended October 30, 2005, and the year ended July 30, 2006, give effect to the transactions as if they had occurred on August 1, 2005. Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which pro forma condensed income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

The pro forma statements of operations disclose income (loss) from continuing operations before nonrecurring charges or credits directly attributable to the Steamboat Sale and the Proposed Transactions. Material nonrecurring charges or credits and related tax effects which result directly from the Steamboat Sale and the Proposed Transactions and which will be included in the income of the Company within the 12 months succeeding the Steamboat Sale and the Proposed Transactions are disclosed separately in the accompanying notes.

The Company expects that the tax effects of the net gain it will generate from the Steamboat Sale and the Proposed Transactions will be offset by its net operating loss carryforwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and state tax liabilities and has recorded an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

The Pro Forma Financial Data is not intended to be indicative of either future results of operations or results that might have been achieved had the transactions actually occurred on the dates specified. In the opinion of management, all adjustments necessary to present fairly the Pro Forma Financial Data have been made based upon the terms and structure of the Steamboat Sale, the Killington/Pico Sale, and the Mount Snow/Attitash Sale noted above.

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
As of October 29, 2006
(in thousands)

Mount Snow/
	October 29, 2006	Steamboat		Killington		Attitash		Pro Forma
	as reported	Adjustments	Notes	Adjustments	Notes	Adjustments	Notes	as adjusted
Assets
Current Assets
Cash and cash equivalents	$7,813	$(2,708)	a-f	$(306)	h-k	$46,449	n-p	$51,248
Restricted cash	2,452	1,305	b,c	2,758	h,i	(107)	o	6,408
Accounts receivable, net	6,042	(871)	b	(703)	i	(915)	o	3,553
Inventory	8,034	(615)	b	(2,262)	i	(1,749)	o	3,408
Prepaid expenses and other	5,383	(246)	b	—		(374)	o	4,763
Deferred income taxes	3,923	(1,983)	g	(104)	l	(461)	q	1,375
Total current assets	33,647	(5,118)		(617)		42,843		70,755
Property and equipment, net	333,528	(78,145)	b	(85,608)	i	(47,485)	o	122,290
Real estate developed for sale	1,992	(1,217)	b	—		—		775
Intangible assets, net	6,235	—		(170)	i	—		6,065
Deferred financing costs, net	5,084	(5,084)	b,c	—		—		—
Other assets	17,409	(7,495)	b,c	(2,474)	i	(599)	o	6,841
Total assets	$397,895	$(97,059)		$(88,869)		$(5,241)		$206,726
Liabilities and Stockholders’ Deficit
Current Liabilities
Current portion of long-term debt	$21,957	$(18,977)	b,c	$(1,002)	i	$(601)	o	$1,377
Accounts payable and other current liabilities	47,308	(10,266)	b,c,d,g	11,740	i,j,l,m	(2,223)	o,q	46,559
Deposits and deferred revenue	51,644	(13,363)	b	(9,056)	i	(8,919)	o	20,306
Total current liabilities	120,909	(42,606)		1,682		(11,743)		68,242
Long-term debt, net of current portion	197,846	(188,869)	b,c	(6,781)	i,j	(663)	o	1,533
Subordinated notes and debentures	114,261	(26,104)	e,f	(70,118)	j,k	(18,039)	p	—
Other long-term liabilities	14,959	(9,923)	b,f	(2,553)	i,m	(11)	o	2,472
Deferred income taxes	3,923	(1,983)	g	(104)	l	(461)	q	1,375
Mandatorily Redeemable Series B Preferred Stock	—	—		—		—		—
Mandatorily Redeemable Series C-1 Preferred Stock	73,507	—		—		—		73,507
Mandatorily Redeemable Series C-2 Preferred Stock	297,739	—		—		—		297,739
Mandatorily Redeemable Series D Preferred Stock	—	—		—		—		—
Total liabilities	823,144	(269,485)		(77,874)		(30,917)		444,868
Stockholders’ deficit
Common Stock, Class A	148	—		—		—		148
Common Stock	170	—		—		—		170
Additional paid-in capital	302,285	—		—		—		302,285
Accumulated deficit	(727,852)	172,426	c,g	(10,995)	l,m	25,676	q	(540,745)
Total stockholders’ deficit	(425,249)	172,426		(10,995)		25,676		(238,142)
Total liabilities and stockholders’ deficit	$397,895	$(97,059)		$(88,869)		$(5,241)		$206,726

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
Summary of Pro Forma Adjustments
As of October 29, 2006
(in thousands)

Transactions associated with the Steamboat Sale

Balance Sheet Account	Note	Adjustment	Amount
Cash and cash equivalents	a	Record cash proceeds from the Steamboat Sale	$254,537
	a	Record expenses related to the Steamboat Sale	(5,185)
	b	Remove historical account balances related to Steamboat	(2,708)
	c	Repay Resort Senior Credit Facility	(209,169)
	c	Prepayment fee on Resort Senior Credit Facility	(1,050)
	c	Post cash collateral for outstanding Letters of Credit	(1,418)
	c	Terminate Interest Rate Swap agreement	1,588
	d	Repay deferred interest on Construction Loan Facility	(3,650)
	e	Repay 11.302% Junior Subordinated Notes	(21,741)
	f	Partially repay New Junior Subordinated Notes	(13,912)
			(2,708)
Restricted cash	b	Remove historical account balances related to Steamboat	(113)
	c	Post cash collateral for outstanding Letters of Credit	1,418
			1,305
Accounts receivable, net	b	Remove historical account balances related to Steamboat	(871)
			(871)
Inventory	b	Remove historical account balances related to Steamboat	(615)
			(615)
Prepaid expenses and other	b	Remove historical account balances related to Steamboat	(246)
			(246)
Deferred income taxes	g	Tax impact of Steamboat Sale	(1,983)
			(1,983)
Property and equipment, net	b	Remove historical account balances related to Steamboat	(78,145)
			(78,145)
Real estate developed for sale	b	Remove historical account balances related to Steamboat	(1,217)
			(1,217)
Deferred financing costs, net	b	Remove historical account balances related to Steamboat	(5)
	c	Write off costs related to Resort Senior Credit Facility	(5,079)
			(5,084)
Other assets	b	Remove historical account balances related to Steamboat	(5,907)
	c	Terminate Interest Rate Swap agreement	(1,588)
			(7,495)

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
Summary of Pro Forma Adjustments (Continued)
As of October 29, 2006
(in thousands)

Transactions associated with the Steamboat Sale (Continued)

Balance Sheet Account	Note	Adjustment	Amount
Current portion of long-term debt	b	Remove historical account balances related to Steamboat	$(757)
	c	Repay Resort Senior Credit Facility	(18,220)
			(18,977)
Accounts payable and other current liabilities	b	Remove historical account balances related to Steamboat	(5,600)
	c	Repay accrued interest on Resort Senior Credit Facility	(4,481)
	d	Repay deferred interest on Construction Loan Facility	(3,650)
	g	Income tax payable on gain on Steamboat Sale	3,465
			(10,266)
Deposits and deferred revenue	b	Remove historical account balances related to Steamboat	(13,363)
			(13,363)
Long-term debt, net of current portion	b	Remove historical account balances related to Steamboat	(2,401)
	c	Repay Resort Senior Credit Facility	(186,468)
			(188,869)
Subordinated notes and debentures	e	Repay 11.302% Junior Subordinated Notes	(21,741)
	f	Partially repay New Junior Subordinated Notes	(4,363)
			(26,104)
Other long-term liabilities	b	Remove historical account balances related to Steamboat	(375)
	f	Repay accrued interest New Junior Subordinated Notes	(9,548)
			(9,923)
Deferred income taxes	g	Tax impact of Steamboat Sale	(1,983)
			(1,983)
Accumulated deficit	c	Write off costs related to Resort Senior Credit Facility	(5,079)
	c	Prepayment fee on Resort Senior Credit Facility	(1,050)
	g	Gain on Steamboat Sale	182,020
	g	Tax impact of gain on Steamboat Sale	(3,465)
			172,426

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
Summary of Pro Forma Adjustments (Continued)
As of October 29, 2006
(in thousands)

Transactions associated with the Killington Sale

Balance Sheet Account	Note	Adjustment	Amount
Cash and cash equivalents	h	Record cash proceeds from the Killington/Pico Sale	$74,800
	h	Record expenses related to the Killington/Pico Sale	(500)
	i	Remove historical account balances related to Killington	(306)
	j	Repay Killington long-term debt obligations	(10,390)
	k	Partially repay New Junior Subordinated Notes	(63,910)
			(306)
Restricted cash	h	Record indemnity escrow amount	3,000
	i	Remove historical account balances related to Killington	(242)
			2,758
Accounts receivable, net	i	Remove historical account balances related to Killington	(703)
			(703)
Inventory	i	Remove historical account balances related to Killington	(2,262)
			(2,262)
Deferred income taxes	l	Tax impact of Killington/Pico Sale	(104)
			(104)
Property and equipment, net	i	Remove historical account balances related to Killington	(85,608)
			(85,608)
Intangible assets, net	i	Remove historical account balances related to Killington	(170)
			(170)
Other assets	i	Remove historical account balances related to Killington	(2,474)
			(2,474)

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
Summary of Pro Forma Adjustments (Continued)
As of October 29, 2006
(in thousands)

Transactions associated with the Killington Sale (Continued)

Balance Sheet Account	Note	Adjustment	Amount
Current portion of long-term debt	i	Remove historical account balances related to Killington	$(1,002)
			(1,002)
Accounts payable and other current liabilities	i	Remove historical account balances related to Killington	(787)
	j	Repay accrued interest on Killington long term debt	(332)
	l	Reduction in income tax payable from Killington/Pico Sale	(205)
	m	Accrual for Phantom Equity Plan payments	13,064
			11,740
Deposits and deferred revenue	i	Remove historical account balances related to Killington	(9,056)
			(9,056)
Long-term debt, net of current portion	i	Remove historical account balances related to Killington	(2,931)
	j	Repay Killington long-term debt obligations	(3,850)
			(6,781)
Subordinated notes and debentures	j	Repay Killington long-term debt obligations	(6,208)
	k	Partially repay New Junior Subordinated Notes	(63,910)
			(70,118)
Other long term liabilities	i	Remove historical account balances related to Killington	(977)
	m	Accrual for Phantom Equity Plan payments	(1,576)
			(2,553)
Deferred income taxes	l	Tax impact of Killington/Pico Sale	(104)
			(104)
Accumulated deficit	l	Gain on Killington/Pico Sale	288
	l	Tax impact of Killington/Pico Sale	(205)
	m	Provision for Phantom Equity Plan payments	(11,488)
			(10,995)

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Balance Sheet Data
Summary of Pro Forma Adjustments (Continued)
As of October 29, 2006
(in thousands)

Transactions associated with the Mount Snow/Attitash Sale

Balance Sheet Account	Note	Adjustment	Amount
Cash and cash equivalents	n	Record cash proceeds from the Mount Snow/Attitash Sale	$65,125
	n	Record expenses related to the Mount Snow/Attitash Sale	(500)
	o	Remove historical account balances related to Mount Snow & Attitash	(137)
	p	Repay remaining balance New Junior Subordinated Notes	(18,039)
			46,449
Restricted cash	o	Remove historical account balances related to Mount Snow & Attitash	(107)
			(107)
Accounts receivable, net	o	Remove historical account balances related to Mount Snow & Attitash	(915)
			(915)
Inventory	o	Remove historical account balances related to Mount Snow & Attitash	(1,749)
			(1,749)
Prepaid expenses	o	Remove historical account balances related to Mount Snow & Attitash	(374)
			(374)
Deferred income taxes	q	Tax impact of the Mount Snow/Attitash Sale	(461)
			(461)
Property and equipment, net	o	Remove historical account balances related to Mount Snow & Attitash	(47,485)
			(47,485)
Other assets	o	Remove historical account balances related to Mount Snow & Attitash	(599)
			(599)
Current portion of long-term debt	o	Remove historical account balances related to Mount Snow & Attitash	$(601)
			(601)
Accounts payable and other current liabilities	o	Remove historical account balances related to Mount Snow & Attitash	(3,223)
	q	Income tax payable on gain on Mount Snow/Attitash Sale	1,000
			(2,223)
Deposits and deferred revenue	o	Remove historical account balances related to Mount Snow & Attitash	(8,919)
			(8,919)
Long-term debt, net of current portion	o	Remove historical account balances related to Mount Snow & Attitash	(663)
			(663)
Subordinated notes and debentures	p	Repay remaining balance New Junior Subordinated Notes	(18,039)
			(18,039)
Other long term liabilities	o	Remove historical account balances related to Mount Snow & Attitash	(11)
			(11)
Deferred income taxes	q	Tax impact of Mount Snow/Attitash Sale	(461)
			(461)
Accumulated deficit	q	Gain on Mount Snow/Attitash Sale	26,676
	q	Tax impact of gain on Mount Snow/Attitash Sale	(1,000)
			25,676

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the thirteen weeks ended October 29, 2006
(in thousands, except per share amounts)

	13 weeks ended					Mounyt Snow/
	October 29, 2006	Steamboat		Killington		Attitash		Pro Forma
	as reported	Adjustments	Notes	Adjustments	Notes	Adjustments	Notes	as adjusted
Net revenues:
Resort	$ 17,702	$ (3,768)	b	$ (3,212)	i	$ (4,203)	o	$ 6,519
Real estate	4,822	(3,275)	b	(108)	i	(112)	o	1,327
Total net revenues	22,524	(7,043)		(3,320)		(4,315)		7,846
Operating expenses:
Resort	25,151	(4,994)	b	(5,469)	i	(5,132)	o	9,556
Real estate	4,338	(2,855)	b	(150)	i	(135)	o	1,198
Marketing, general and administrative	12,478	(2,387)	b	(2,000)	i	(1,788)	o	6,303
Depreciation and amortization	2,714	(624)	b	(689)	i	(713)	o	688
Total operating expenses	44,681	(10,860)		(8,308)		(7,768)		17,745
Loss from operations	(22,157)	3,817		4,988		3,453		(9,899)
Interest expense	(23,111)	7,171	b,c,e,f	2,231	i,k	638	o,p	(13,071)
Interest income	146	(146)	b	—		—		—
Interest rate swap agreement	(197)	197	c	—		—		—
Loss before benefit for income taxes	(45,319)	11,039		7,219		4,091		(22,970)
Benefit for income taxes	—	—		—		—		—
Loss attributable to common stockholders	$ (45,319)	$ 11,039		$ 7,219		$ 4,091		$ (22,970)
Basic and diluted loss per common share	$ (1.43)							$ (0.72)
Basic and diluted weighted average common shares outstanding	31,738							31,738

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the thirteen weeks ended October 29, 2006
Summary of Pro Forma Adjustments
(in thousands)

Transactions associated with the Steamboat Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	b	Remove historical account balances related to Steamboat	$(29)
	c	Remove expense related to Resort Senior Credit Facility	(6,156)
	c	Remove deferred financing costs from interest expense	(277)
	e	Remove expense related to 11.302% Junior Subordinated Notes	(576)
	f	Pro rata reduction in expense related to New Junior Subordinated Notes	(133)
			(7,171)
Interest income	b	Remove historical account balances related to Steamboat	(146)
			(146)
Interest rate swap agreement	c	Remove impact of interest rate swap agreement	197
			197
All other accounts	b	Remove historical account balances related to Steamboat

Transactions associated with the Killington Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	i	Remove historical account balances related to Killington	(286)
	k	Pro rata reduction in expense related to New Junior Subordinated Notes	(1,945)
			(2,231)
All other accounts	i	Remove historical account balances related to Killington

Transactions associated with the Mount Snow/Attitash Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	o	Remove istorical account balances related to Mount Snow & Attitash	(72)
	p	Remove remaining expense related to New Junior Subordinated Notes	(566)
			(638)
All other accounts	o	Remove istorical account balances related to Mount Snow & Attitash

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the thirteen weeks ended October 30, 2005
(in thousands, except per share amounts)

13 weeks ended					Mount Snow/
October 30, 2005	Steamboat		Killington		Attitash		Pro Forma
as reported	Adjustments	Notes	Adjustments	Notes	Adjustments	Notes	as adjusted

Net revenues: Resort	$17,147	$(3,456)	b	$(2,975)	i	$(4,227)	o	$6,489
Real estate	2,969	(159)	b	(516)	i	(77)	o	2,217
Total net revenues	20,116	(3,615)		(3,491)		(4,304)		8,706
Operating expenses:
Resort	23,963	(4,615)	b	(5,101)	i	(4,940)	o	9,307
Real estate	1,942	—	b	(167)	i	(68)	o	1,707
Marketing, general and administrative	11,568	(2,343)	b	(2,001)	i	(1,787)	o	5,437
Depreciation and amortization	2,910	(611)	b	(685)	i	(698)	o	916
Impairment loss on property sold	1,533	—						1,533
Total operating expenses	41,916	(7,569)		(7,954)		(7,493)		18,900
Loss from operations	(21,800)	3,954		4,463		3,189		(10,194)
Interest expense	(21,244)	6,442	b,c,e,f	2,171	i,k	331	o,p	(12,300)
Interest income	151	(151)	b	—		—		—
Gain on sale of property	169	—		—		—		169
Interest rate swap agreement	525	(525)	c	—		—		—
Loss before benefit for income taxes	(42,199)	9,720		6,634		3,520		(22,325)
Benefit for income taxes	—	—		—		—		—
Net loss attributable to common stockholders	$(42,199)	$9,720		$6,634		$3,520		$(22,325)
Basic and diluted loss per common share	$(1.33)							$(0.70)
Basic and diluted weighted averagecommon shares outstanding	31,738							31,738

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the thirteen weeks ended October 30, 2005
Summary of Pro Forma Adjustments
(in thousands)

Transactions associated with the Steamboat Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	b	Remove historical account balances related to Steamboat	$(59)
	c	Remove expense related to Resort Senior Credit Facility	(5,455)
	c	Remove deferred financing costs from interest expense	(277)
	e	Remove expense related to 11.302% Junior Subordinated Notes	(518)
	f	Pro rata reduction in expense related to New Junior Subordinated Notes	(133)
			(6,442)
Interest income	b	Remove historical account balances related to Steamboat	(151)
			(151)
Interest rate swap agreement	c	Remove impact of interest rate swap agreement	(525)
			(525)
All other accounts	b	Remove historical account balances related to Steamboat

Transactions associated with the Killington Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	i	Remove historical account balances related to Killington	(225)
	k	Pro rata reduction in expense related to New Junior Subordinated Notes	(1,946)
			(2,171)
All other accounts	i	Remove historical account balances related to Killington

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations (Continued)
For the thirteen weeks ended October 30, 2005
Summary of Pro Forma Adjustments
(in thousands)

Transactions associated with the Mount Snow/Attitash Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	o	Remove historical account balances related to Mount Snow & Attitash	(73)
	p	Remove remaining expense related to New Junior Subordinated Notes	(258)
			(331)
All other accounts	o	Remove historical account balances related to Mount Snow & Attitash

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the year ended July 30, 2006
(in thousands, except per share amounts)

	Year ended					Mount Snow/
	July 30, 2006	Steamboat		Killington		Attitash		Pro Forma
	as reported	Adjustments	Notes	Adjustments	Notes	Adjustments	Notes	as adjusted
Net revenues:
Resort	$ 274,369	$ (74,012)	b	$ (57,636)	i	$ (46,430)	o	$ 96,291
Real estate	33,441	(164)	b	(1,258)	i	(1,838)	o	30,181
Total net revenues	307,810	(74,176)		(58,894)		(48,268)		126,472
Operating expenses:
Resort	174,426	(37,317)	b	(40,898)	i	(31,395)	o	64,816
Real estate	27,559	(43)	b	(803)	i	(1,010)	o	25,703
Marketing, general and administrative	53,167	(9,327)	b	(8,957)	i	(6,979)	o	27,904
Depreciation and amortization	31,116	(5,461)	b	(8,163)	i	(5,299)	o	12,193
Impairment loss on property sold	1,533	—		—		—		1,533
Loss on disposal of commercial property	917	—		—		—		917
Total operating expenses	288,718	(52,148)		(58,821)		(44,683)		133,066
Income (loss) from operations	19,092	(22,028)		(73)		(3,585)		(6,594)
Interest expense	(87,470)	26,620	b,c,e,f	8,843	i,k	2,113	o,p	(49,894)
Interest income	595	(595)	b	—		—		—
Gain on sale of property	169	—		—		—		169
Interest rate swap agreement	1,961	(1,961)	c	—		—		—
Loss before benefit for income taxes	(65,653)	2,036		8,770		(1,472)		(56,319)
Benefit for income taxes	—	—		—		—		—
Net loss attributable to common stockholders	$ (65,653)	$ 2,036		$ 8,770		$ (1,472)		$ (56,319)
Basic and diluted loss per common share	$ (2.07)							$ (1.77)
Basic and diluted weighted average common shares outstanding	31,738							31,738

American Skiing Company and Subsidiaries
Unaudited Condensed Consolidated Pro Forma Statement of Operations
For the year ended July 30, 2006
Summary of Pro Forma Adjustments
(in thousands)

Transactions associated with the Steamboat Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	b	Remove historical account balances related to Steamboat	$(276)
	c	Remove expense related to Resort Senior Credit Facility	(22,559)
	c	Remove deferred financing costs from interest expense	(1,109)
	e	Remove expense related to 11.302% Junior Subordinated Notes	(2,144)
	f	Pro rata reduction in expense related to New Junior Subordinated Notes	(532)
			(26,620)
Interest income	b	Remove historical account balances related to Steamboat	(595)
			(595)
Interest rate swap agreement	c	Remove impact of interest rate swap agreement	(1,961)
			(1,961)
All other accounts	b	Remove historical account balances related to Steamboat

Transactions associated with the Killington Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	i	Remove historical account balances related to Killington	(1,062)
	k	Pro rata reduction in expense related to New Junior Subordinated Notes	(7,781)
			(8,843)
All other accounts	i	Remove historical account balances related to Killington

Transactions associated with the Mount Snow/Attitash Sale

Income Statement Account	Note	Adjustment	Amount
Interest expense	o	Remove historical account balances related to Mount Snow & Attitash	(378)
	p	Remove remaining expense related to New Junior Subordinated Notes	(1,735)
			(2,113)
All other accounts	o	Remove historical account balances related to Mount Snow & Attitash

American Skiing Company and Subsidiaries
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statement Data

General

On December 18, 2006, the Company and Steamboat Corporation entered into the Steamboat Purchase Agreement with Wintergames to sell all of the Company’s stock in Steamboat Corporation, the owner and operator of Steamboat. The Company expects the transaction to close on or before March 31, 2007 and expects to use the net proceeds from the sale to repay existing senior debt and outstanding revolver balances under our Resort Senior Credit Facility, all of our 11.302% Junior Subordinated Notes and certain other indebtedness. The attached pro forma statements of operations remove the results from operations of Steamboat and adjust interest expense as if the Steamboat Sale was completed on the first day of the period being presented. The attached pro forma balance sheet data as of October 29, 2006 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those at October 29, 2006, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

On February 16, 2007, the Company and its subsidiaries Killington, Ltd. and Pico entered into the Killington Purchase Agreement with Buyer to sell Killington. The Company expects the transaction to close on or before April 30, 2007 and expects to use the net proceeds from the sale to repay a significant portion of our indebtedness outstanding following the application of the net proceeds we expect to receive from the Steamboat Sale. The attached pro forma statements of operations remove the results from operations of Killington and adjust interest expense as if the Killington/Pico Sale was completed on the first day of the period being presented. The attached pro forma balance sheet data as of October 29, 2006 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those as at October 29, 2006, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

On February 16, 2007, the Company and its subsidiaries MSL and LBO entered into the Mount Snow/Attitash Purchase Agreement with Peak to sell Mount Snow/Attitash. The Company expects the transaction to close on or before April 30, 2007 and expects to use the net proceeds from the sale to repay substantially all of our remaining indebtedness outstanding following the application of the net proceeds we expect to receive from the Steamboat Sale and the Killington/Pico Sale. The attached pro forma statements of operations remove the results from operations of Mount Snow/Attitash and adjust interest expense as if the Mount Snow/Attitash Sale was completed on the first day of the period being presented. The attached pro forma balance sheet data as of October 29, 2006 assumes that the sale was completed as of that date. Actual account balances as of the actual closing date will differ from those as at October 29, 2006, and accordingly, the actual amounts and application of the net sales proceeds will differ from those presented herein.

All material nonrecurring charges and credits directly attributable to the Steamboat Sale and the Proposed Transactions are included in the accompanying condensed consolidated pro forma balance sheet data. These nonrecurring charges and credits, and the related tax effects have been excluded from the accompanying condensed consolidated pro forma statements of operations. These include the following pro forma adjustments as referenced in the notes following:

(c)          Prepayment fee and write off of deferred financing costs associated with repayment of the Company’s Resort Senior Credit Facility from the proceeds of the Steamboat Sale;

(g)          Gain and related tax impact from the Steamboat Sale;

(l)            Gain and related tax impact from the Killington/Pico Sale;

(m)     Provision for Phantom Equity Plan (LTIP) payments; and

(q)         Gain and related tax impact from the Mount Snow/Attitash Sale.

For the purposes of all pro forma calculations, we have assumed that the Steamboat Sale will close prior to the Killington/Pico Sale and that the Killington/Pico Sale will close prior to the Mount Snow/Attitash Sale. If the order were reversed, the application of the net sales proceeds would be in the same order of priority as presented herein:  first to the Resort Senior Credit Facility, second to resort specific debt, third to the 11.302% Junior Subordinated Notes and fourth to the New Junior Subordinated Notes. The pro forma adjustments to interest expense would be assigned to each resort sale in amounts that differ from those presented herein. However, the resulting amount of consolidated pro forma interest expense would not change.

Tax effects of pro forma adjustments were calculated at the statutory rate in effect during the periods for which pro forma condensed income statements are presented. However, tax effects of all pro forma adjustments resulted in offsetting adjustments in the valuation allowances that the Company has recorded against all existing net deferred income tax assets.

The Company expects that the tax effects of the net gain it will generate from the Steamboat Sale and the Proposed Transactions will be offset by its net operating loss carryforwards for regular income tax purposes. As a result, the Company anticipates being subject only to the alternative minimum tax and state tax liabilities and has recorded an estimate of taxes payable based on the alternative minimum tax associated with these transactions.

Adjustments related to the Steamboat Sale

(a)   The Company expects to complete the Steamboat Sale on or before March 31, 2007. The purchase price is $265.0 million, less the assumption of approximately $4 million in debt ($3.2 million on a pro forma basis as of October 29, 2006), and is subject to certain working capital and earnings adjustments ($7.3 million on a pro forma basis as of October 29, 2006). The net sales price ($254.5 million on a pro forma basis) is payable in cash. In addition, the Company expects to pay approximately $5.2 million in investment banking fees and other related closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $249.3 million.

(b)   All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(c)   The Company expects to use the net sales proceeds first to pay off its Resort Senior Credit Facility. As of October 29, 2006, the total balance was $209.2 million, including $17.4 million outstanding under the Revolving Facility, $82.3 million under the First Lien Term Loan, $105.0 million under the Second Lien Term Loan, and $4.5 million in accrued interest. Upon repayment in full of the Resort Senior Credit Facility, the Company expects that it would be required to post cash collateral to secure $1.4 million in outstanding letters of credit issues thereunder. The terms of the Resort Senior Credit Facility provide for a fee of 1% to be paid upon the optional prepayment of the Second Lien Term Loan. Repayment in full of the Resort Senior Credit Facility would also result in the termination of its interest rate swap agreement, resulting in a payment to the Company of its market value ($1.6 million as of October 29, 2006). Repayment of the Resort Senior Credit Facility would also result in the write-off of all remaining deferred financing costs ($5.1 million as of October 29, 2006). All interest expense related to the Resort Senior Credit Facility, including amortization of deferred financing costs, and market value adjustments on the interest rate swap agreement have been removed from the pro forma statements of operations in all periods presented.

(d)   The Company also must pay the remaining balance of deferred interest due under its Construction Loan Facility ($3.7 million as of October 29, 2006), which is collateralized by remaining assets at the Steamboat Grand Hotel which are to be sold as part of the transaction.

(e)   The pro forma financial statements assume that any remaining proceeds would next be applied to repay the Company’s 11.302% Junior Subordinated Notes ($21.7 million, including accrued interest as of October 29, 2006). All interest expense related to the 11.302% Junior Subordinated Notes has been removed from the pro forma statements of operations in all periods presented.

(f)    Finally, the pro forma financial statements assume that any remaining proceeds ($13.9 million on a pro forma basis as of October 29, 2006) would be applied to partially repay the Company’s New Junior Subordinated Notes, first to accrued interest ($9.6 million as of October 29, 2006) and the remainder ($4.3 million) to unpaid principal. A pro-rata portion of interest expense related to the New Junior Subordinated Notes has been removed from the pro forma statements of operations in all periods presented.

(g)   On a pro forma basis as of October 29, 2006, the gain on the Steamboat Sale would have been $182.0 million for financial reporting purposes and $170.9 for income tax purposes. The Company expects to offset the income tax impact of the gain by utilizing deferred tax benefits that have previously been reserved through a valuation allowance. Accordingly, income taxes attributable to this transaction would be limited to alternative minimum tax, which, on a pro forma basis would have been $3.5 million.

Adjustments related to the Killington/Pico Sale

(h)   The Company expects to complete the Killington/Pico Sale on or before April 30, 2007. The purchase price is $83.5 million, including assumption of approximately $5 million in debt and other liabilities ($4.7 million on a pro forma basis as of October 29, 2006), and is subject to certain working capital and earnings adjustments ($5.7 million on a pro forma basis as of October 29, 2006). The net sales price ($77.8 million on a pro forma basis) is payable in cash. Of this amount, $3.0 million is to be held in the Escrow Account until June 30, 2008. In addition, the Company expects to pay approximately $0.5 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $74.3 million.

(i)    All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(j)    The Company must pay the remaining balances of certain debt obligations of Killington in connection with the closing of the transaction. These totaled $10.4 million as of October 29, 2006, including subordinated notes and debentures of $6.2 million, long-term notes payable of $3.9 million and accrued interest of $0.3 million.

(k)   Finally, the pro forma financial statements assume that any remaining proceeds ($63.9 million on a pro forma basis as of October 29, 2006) would be applied to partially repay the principal balance of the Company’s New Junior Subordinated Notes, leaving a remaining pro forma unpaid balance of $18.0 million. A pro-rata portion of interest expense related to the New Junior Subordinated Notes has been removed from the pro forma statements of operations in all periods presented.

(l)    On a pro forma basis as of October 29, 2006, the gain on the sale of Killington would have resulted in a gain of $0.3 million for financial reporting purposes and a loss for income tax purposes of $2.7 million, which would result in a reduction of taxes payable of $0.2 million.

(m)  The Killington/Pico Sale, when combined with the Steamboat Sale, would constitute a “Valuation Event” under the Company’s LTIP. The Company estimates within 60 days of the consummation of both sales, a total of approximately $13.0 million would be payable to participants in the LTIP (assuming full vesting of all current awards, net of any prior forfeiture). Of this amount, $11.2 million would be payable to current employees who are participants. Accrued expenses have been increased by the excess of the total amount payable over what was accrued as of October 29, 2006.

Adjustments related to the Mount Snow/Attitash Sale

(n)   The Company expects to complete the Mount Snow/Attitash Sale on or before April 30, 2007. The purchase price is $73.5 million, plus assumption of approximately $2.0 million in debt and other liabilities ($1.7 million on a pro forma basis as of October 29, 2006), and is subject to certain working capital and earnings adjustments ($8.4 million on a pro forma basis as of October 29, 2006). The net sales price ($65.1 million on a pro forma basis) is payable in cash. In addition, the Company expects to pay approximately $0.5 million in closing costs at the time of closing, resulting in net cash proceeds on a pro forma basis of $64.6 million.

(o)   All results of operations and historical balance sheet account balances related to the operations and the assets and liabilities sold have been removed from the pro forma financial statements.

(p)   The pro forma financial statements assume that the net cash proceeds would first be applied to repay the entire remaining principal balance of the Company’s New Junior Subordinated Notes ($18.0 million on a pro forma basis). All remaining interest expense related to the New Junior Subordinated Notes has been removed from the pro forma statements of operations in all periods presented.

(q)   On a pro forma basis as of October 29, 2006, the gain on the Mount Snow/Attitash Sale would have been $26.7 million for financial reporting purposes and $51.6 million for income tax purposes. The Company expects to offset the income tax impact of the gain by utilizing deferred tax benefits that have previously been reserved through a valuation allowance. Accordingly, income taxes attributable to this transaction would be limited to alternative minimum tax, which, on a pro forma basis, would have been $1.0 million.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material U.S. federal income tax considerations that may be relevant to the Proposed Transactions and the Steamboat Sale. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); the final, temporary and proposed Treasury regulations promulgated thereunder; administrative rulings of the Internal Revenue Services and court decisions, all as of the date hereof. These authorities are subject to change (possibly on a retroactive basis), which may result in U.S. federal income tax consequences that are different than those discussed below. This summary is intended for general information only and does not purport to be comprehensive.

For U.S. federal income tax purposes, the Company will recognize gain or loss from the Proposed Transactions and the Steamboat Sale equal to the difference between the amount the Company realizes from such sales and the aggregate adjusted tax basis of the Company in the assets sold. The ability of the Company to utilize losses may be subject to limitations under the Code or applicable Treasury regulations (including limitations on the deduction of losses relating to the sale of a subsidiary’s stock under the consolidated return rules). The Company will be subject to U.S. federal income tax on any gain recognized on the Killington/Pico Sale, the Mount Snow/Attitash Sale and/or the Steamboat Sale. The Company expects that all or most of this gain will be offset by its net operating loss carryforwards for regular income tax purposes, but that the offset may be incomplete for alternative minimum tax purposes, because for such purposes the amount of net operating loss carryforwards that may be utilized for a particular tax year is generally limited to 90 percent of a corporation’s alternative minimum taxable income. None of the Killington/Pico Sale, the Mount Snow/Attitash Sale or the Steamboat Sale will have significant tax consequences with respect to our stockholders, unless and until a distribution is made.

YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE CONSEQUENCES TO YOU OF THE PROPOSED TRANSACTIONS AND THE STEAMBOAT SALE, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record dates, there were 16,977,653 issued and outstanding shares of Common Stock, par value $0.01 per share, 14,760,530 shares of Class A Common Stock convertible into 14,760,530 shares of Common Stock, 150,000 shares of Series B Preferred Stock, 40,000 shares of Series C-1 Preferred Stock convertible into approximately 61,050,000 shares of Common Stock and 139,453 shares of Series C-2 Preferred Stock. Each share of our Common Stock and each share of Class A Common Stock entitles its holder to one vote on each matter submitted to the stockholders, and each share of Series C-1 Preferred Stock entitles the holder thereof to the number of votes equal to the number of shares of Common Stock such share of Series C-1 Preferred Stock is convertible into. The holders of the Series B Preferred Stock and Series C-2 Preferred Stock are not entitled to voting rights. The only vote required in connection with the proposed actions is a majority of all outstanding shares of capital stock entitled to vote. Because the holders of our Series C-1 Preferred Stock, the shares of which represent a majority of the voting rights of all outstanding shares of capital stock, have voted in favor of the Proposed Transactions by written consents dated February 15, 2007 and February 16, 2007, and having sufficient voting power to approve such proposals through their ownership of capital stock, no other consents will be solicited in connection with this Information Statement.

Security Ownership of Certain Beneficial Owners and Management

Set forth in the following table is the beneficial ownership of Common Stock and Class A Common Stock as of November 16, 2006, for all directors and named executive officers and all directors and executive officers as a group. No director or executive officers beneficially owned any Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock as of January 31, 2007.

Directors and	Common Stock(2)			Class A Common Stock		Stock(3)
Executive Officers(1)	Shares		%	Shares	%	%
William J. Fair(4)	400,000		2.30%	—	—	*
Helen E. Wallace	—		—	—	—	—
Christopher S. Diamond(4)	117,300		*	—	—	*
Stan Hansen(4)	27,500		*	—	—	*
Foster A. Stewart, Jr.(4)	94,000		*	—	—	*
Edward V. Dardani, Jr.	—	(5)	—	—	—	—
Robert J. Branson(4)	5,000		*	—	—	*
J. Taylor Crandall	—	(6)	—	—	—	—
David B. Hawkes(7)	21,000		*	—	—	*
Gordon M. Gillies(8)	21,000		*	—	—	*
Steven B. Gruber	—	(9)	—	—	—	—
William Janes	—	(10)	—	—	—	—
Leslie B. Otten(11)	680,000		3.86%	14,760,530	100.00%	16.84%
Paul Wachter(12)	30,000		*	—	—	*
Directors and Executive Officers as a group(13)	1,395,530		7.61%	14,760,530	100.00%	17.49%

                 * Less than one percent

       (1) The executive officers in this table are Messrs. Fair, Hansen, Diamond and Stewart, and Ms. Wallace.

       (2) In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of January 31, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of January 31, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

       (3) Including shares of Series C-1 Preferred Stock not held by any of the Company’s directors or executive officers.

       (4) All shares of Common Stock beneficially owned by such person are issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

       (5) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Dardani, one of the Company’s directors, is a limited partner of certain Majority Stockholders. Mr. Dardani disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

       (6) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Crandall, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Crandall disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

       (7) Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

       (8) Includes 20,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

       (9) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Gruber, one of the Company’s directors, is a Vice President of Oak Hill Capital Management, Inc., and a Manager and Vice President of OHCP MGP, LLC (the general partner of the general partner of Oak Hill Capital Partners, L.P. and Oak Hill Capital Management Partners, L.P.) and a limited partner of certain other Majority Stockholders. Mr. Gruber disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(10) Does not include 65,000 shares of Common Stock issuable under exercisable options granted to Oak Hill Capital Management, Inc., under the Company’s 1997 Stock Option Plan. Mr. Janes, one of the Company’s directors, is a limited partner of certain other Majority Stockholders. Mr. Janes disclaims beneficial ownership of the 65,000 shares of Common Stock referred to above, except to the extent of his pecuniary interest therein.

(11) Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan. As of July 1, 2003, all of Mr. Otten’s shares of Class A Common Stock were pledged to secure a margin loan from ING. U.S. Capital LLC, the proceeds of which were used by Mr. Otten to purchase approximately 833,333 shares of Common Stock in the initial public offering on November 6, 1997.

(12) Includes 17,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Mr. Wachter, and 12,500 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan to Main Street Advisors, Inc., in which Mr. Wachter is a principal.

(13) Includes 1,371,030 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

Information as to Certain Stockholders

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of January 31, 2007. The holders of Series B Preferred Stock have contractually agreed with the Company not to exercise their right to vote such shares, other than with respect to the election of directors.

Five	Common Stock Beneficially Owned(1)			Class A Common Stock Beneficially Owned		Series B & C1 Preferred Stock Beneficially Owned				% of All Voting Stock
Percent			% of		% of			% of		Beneficially
Stockholders	Shares		Class	Shares	Class	Shares		Class		Owned(2)
Oak Hill Capital Partners, L.P.(3) 201 Main Street Fort Worth, Texas 76102	879,133	(3)	5.18%	—	—	B-131,807 C1-35,165	(3) (3)	87.79 87.79	% %	58.51%
Oak Hill Capital Management Partners, L.P.(4) 201 Main Street Fort Worth, Texas 76102	22,200	(4)	*	—	—	B-3,330 C1-888	(4) (4)	2.22 2.22	% %	1.48%
Oak Hill Securities Fund, L.P.(9) 201 Main Street Fort Worth, Texas 76102	23,848	(5)	*	—	—	B-7,400 C1-954	(5) (5)	4.99 —%		1.59%
Oak Hill Securities Fund Liquidating Trust 201 Main Street Fort Worth, Texas 76102	25,486	(6)	*	—	—	C1-1,020	(6)	—		1.70%
Oak Hill Securities Fund II, L.P.(5) 201 Main Street Fort Worth, Texas 76102	49,333	(7)	*	—	—	B-7,400 C1-1,973	(7) (7)	4.99 4.99	% %	3.28%
OHCP Ski, L.P.(9) 201 Main Street Fort Worth, Texas 76102	13,333	(8)	*	—	—	B-2,000 C1-533	(8) (8)	1.33 1.33	% %	0.89%
Leslie B. Otten P.O. Box 547 Bethel, ME 04217	680,000	(10)	3.86%	14,760,530	100%	—		—		16.68%

                  * Less than one percent

          (1) Does not give effect to the conversion of the Series C-1 Preferred Stock. As of January 31, 2007, each share of Series C-1 Preferred Stock was convertible into 1,503.89 shares of Common Stock. If each of the following entities had converted the shares of Series C-1 Preferred Stock held by it as of January 31, 2007, each would beneficially own the following number of shares of Common Stock (inclusive of the Common Stock already beneficially owned prior to such conversion) and the following percentage of shares of Common Stock (which percentages are calculated by assuming that no other entity had converted its shares of Series C-1 Preferred Stock): Oak Hill Capital Partners, L.P. (53,763,835 shares; 76.00%); Oak Hill Capital Management Partners, L.P. (1,357,665 shares; 7.40%); Oak Hill Securities Fund, L.P. (1,458,570 shares; 7.91%); Oak Hill Securities Fund Liquidating Trust (1,559,466 shares; 8.41%); Oak Hill Securities Fund II, L.P. (3,016,531 shares; 15.09%) and OHCP Ski, L.P. (814,913 shares; 4.58%).

          (2) Percentages include Series C-1 Preferred on an as-converted basis. As of January 31, 2007, each share of Series C-1 Preferred was convertible into 1,503.90 shares of Common Stock.

          (3) Includes 13,333 shares of Common Stock, 2,000 shares of Series B Preferred Stock and 533 shares of Series C-1 Preferred held directly by OHCP Ski, L.P., as Oak Hill Capital Partners, L.P. is the general partner of OHCP Ski, L.P. However, Oak Hill Capital Partners, L.P. disclaims such beneficial ownership. Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/ or indirect pecuniary interest in such shares.

          (4) Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., and OHCP GenPar, L.P., the general partner of Oak Hill Capital Management Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

          (5) Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the general partner of Oak Hill Securities Fund, L.P. may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

          (6) Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP, Inc., Oak Hill Securities MGP, Inc., the general partner of Oak Hill Securities GenPar, L.P. and Oak Hill Securities GenPar, L.P., the administrative trustee of Oak Hill Securities Fund Liquidating Trust may be deemed beneficial owner of the shares of capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

          (7) Each of Glenn R. August, the Majority Stockholder of Oak Hill Securities MGP II, Inc., Oak Hill Securities MGP II, Inc., the general partner of Oak Hill Securities GenPar II, L.P., and Oak Hill Securities GenPar II, L.P., the general partner of Oak Hill Securities Fund II, L.P. may be deemed the beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

          (8) Each of OHCP MGP, LLC, the general partner of OHCP GenPar, L.P., OHCP GenPar, L.P., the general partner of Oak Hill Capital Partners, L.P., the general partner of OHCP Ski, L.P., and Oak Hill Capital Partners, L.P., may be deemed beneficial owner of the shares of the capital stock reported herein. Each such entity disclaims beneficial ownership of these shares in excess of its direct and/or indirect pecuniary interest in such shares.

          (9) Each entity referred to in footnotes 3 to 8 inclusive, as well as Oak Hill Capital Management, Inc., which directly holds options to purchase 65,000 shares of the Common Stock may be deemed to be a member of a “group” for purposes of Section 13(d) of the Exchange Act. However, each such entity disclaims such group membership as well as the beneficial ownership of the shares owned by any other entity in excess of such entity’s direct or indirect pecuniary interest in such shares. Together the Majority Stockholders beneficially own 100% of the Series B Preferred Stock and the Series C-1 Preferred Stock as well as 66.57% of the Company’s outstanding voting stock.

    (10) Includes 660,000 shares of Common Stock issuable under exercisable options granted under the Company’s 1997 Stock Option Plan.

In computing the number of equity securities that a person shall have the right to acquire, equity securities that may be acquired within 60 days of January 31, 2007 pursuant to options, warrants or otherwise shall be deemed beneficially owned by such person. For purposes of computing the percentage of outstanding shares of a class of equity securities beneficially owned by such person, such equity securities that may be acquired within 60 days of January 31, 2007 shall be deemed to be outstanding for purposes of computing the ownership percentage of the class of equity securities owned by such person but shall not be deemed to be outstanding for purposes of computing the ownership percentage of the class of any other person.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights with respect to the Proposed Transactions under Delaware law or the Company’s Certificate of Incorporation or Amended and Restated Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. The distribution will be made by mail.

FINANCIAL INFORMATION

American Skiing’s financial statements for the year ended July 30, 2006 are included in our annual report on Form 10-K, which was filed with the SEC for the fiscal year ended July 30, 2006. We will provide the annual report at no charge by first class mail or other equally prompt means within one business day of receipt of your request. Requests for such documents should be directed to David Hirasawa, American Skiing Company, P.O. Box 4552, 136 Heber Avenue, Suite 303, Park City, UT 84060, Telephone: (435) 615-0340. We are incorporating by reference into this Information Statement our annual report on Form 10-K for the twelve months ended July 30, 2006, quarterly report on Form 10-Q for the three-month period ended October 29, 2006 and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement and prior to the effective dates of the Proposed Transactions. One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. Please send requests for additional Information Statements or Form 10-Ks to the person and address noted above. If multiple stockholders sharing the same address are receiving multiple copies of Information Statements or Form 10-Ks and only wish to receive one copy at such address, please send such request to the person and address noted above.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports, proxy statements and other information required under the Exchange Act with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “001-13507.”